UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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Filed by a Party other than the Registrant ☐

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Ennis, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

June 5, 2020

Dear Shareholders:

The board of directors and management cordially invite you to attend the Annual Meeting of Shareholders of Ennis, Inc. to be held at 10:00 a.m., local time, on Thursday, July 16, 2020, at the Midlothian Conference Center, One Community Circle, Midlothian, Texas 76065.  The formal notice of the Annual Meeting and Proxy Statement are attached.

The Company is monitoring the recent global outbreak of COVID-19 (more commonly known as the Coronavirus) and the related health and travel concerns.  If the Company determines that it is not advisable to hold the Annual Meeting in person, the Company may determine to hold a virtual meeting of shareholders, which will be conducted via live webcast.  If such a determination is made, the Company will, as promptly as possible, announce details on how to participate in such virtual Annual Meeting by issuing a press release and posting such information on its website at www.ennis.com and at www.proxyvote.com.  In addition, such details will be filed with the U.S. Securities and Exchange Commission as additional proxy materials.

Ennis, Inc. has chosen to furnish its Proxy Statement and Annual Report to its shareholders over the internet, as allowed by the rules of the U.S. Securities and Exchange Commission.  Rather than mailing paper copies, we believe that this e-proxy process will expedite shareholder receipt of the materials and lower Ennis’ expenses associated with this process.  As a shareholder of Ennis, you are receiving by mail (or electronic mail) a Notice of Internet Availability of Proxy Materials (the “Notice”) which will instruct you on how to access and review the Proxy Statement and Annual Report over the internet.  The Notice will also instruct you how to vote your shares over the internet.  Shareholders who would like to receive a paper copy of our Proxy Statement and Annual Report, free of charge, should follow the instructions in the Notice.  Shareholders who request paper copies will also receive a proxy card or voting instructions form to allow them to vote their shares by mail in addition to over the internet or by telephone.

It is important that your shares be voted at the meeting in accordance with your preference.  If you do not plan to attend, you may vote your shares by following the instructions in the Notice.  If you submit your proxy and are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.  See response to the question “How do I vote?” in the Proxy Statement for a more detailed description of voting procedures and the response to the question “Do I need an admission ticket to attend the Annual Meeting?” in the Proxy Statement for our procedures for admission to the meeting.

Sincerely,

Keith S. Walters	Richard L. Travis, Jr.
President, Chief Executive Officer and	Chief Financial Officer
Chairman of the Board

Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, July 16, 2020

To our shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Ennis, Inc. will be held on Thursday, July 16, 2020 at 10:00 a.m., local time, at the Midlothian Conference Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”).  At the Annual Meeting, we will ask you to vote on the following proposals:

•	The election of three directors to serve for a three-year term or until their successors are duly elected and qualified;

•	The ratification of the appointment of the independent registered public accountants; and

•	The approval of a non-binding advisory vote on executive compensation.

In their discretion, the proxies are authorized to vote, as described in the accompanying Proxy Statement, upon any other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on May 18, 2020 are entitled to receive notice of and to vote their shares at the Annual Meeting.

Ennis, Inc. is pleased to take advantage of the rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to their shareholders over the internet.  Ennis, Inc. believes that this process allows us to provide you with the information you need while lowering the costs associated with the Annual Meeting.  While you are cordially invited to attend the Annual Meeting in person, you may either vote in person at the Annual Meeting, or vote by proxy, which allows your shares to be voted at the Annual Meeting even if you are not able to attend.  However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

By Order of the Board of Directors

Michael D. Magill
Corporate Secretary
Midlothian, Texas
June 5, 2020

ENNIS, INC.

2441 Presidential Parkway

Midlothian, Texas 76065

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be held on July 16, 2020

QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting of Shareholders of Ennis, Inc. (“Ennis,” the “Company”) will be held on Thursday, July 16, 2020, at 10:00 a.m. local time at the Midlothian Conference Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”).  You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

The Company is monitoring the recent global outbreak of COVID-19 and the related health and travel concerns.  If the Company determines that it is not advisable to hold the Annual Meeting in person, the Company may determine to hold a virtual meeting of shareholders, which will be conducted via live webcast.  For additional information, see Will a virtual meeting be offered and, if so, how do I attend?, below.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), Ennis has elected to provide access to its Proxy Statement and Annual Report, which we refer to as the proxy materials, over the internet or, upon your request, has delivered printed versions of the proxy materials to you by mail.  The proxy materials are being provided in connection with Ennis’s solicitation of proxies for use at the Annual Meeting of Shareholders or at any adjournment or postponement thereof.  Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 5, 2020 to its shareholders entitled to receive notice of and to vote at the meeting.

All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed set may be found in the Notice.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an on-going basis.  Ennis encourages shareholders to take advantage of the availability of the proxy materials over the internet.

How can I access the proxy materials electronically?

The Notice will provide you with instructions regarding how to:

➢	View Ennis’s proxy materials for the Annual Meeting over the internet; and
➢	Instruct Ennis to send future proxy materials to you electronically or by email.

Ennis’s proxy materials are also available on Ennis’s website at www.ennis.com/investor_relations.

Choosing to receive future proxy materials by email will save Ennis the cost of printing and mailing documents to you thereby lowering the costs associated with the Annual Meeting.  If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website.  Your election to receive proxy materials by email will remain in effect until you terminate it.

What is included in the proxy materials?

Ennis’s Annual Report on Form 10-K for the year ended February 29, 2020, as filed with the SEC on May 4, 2020, and this Proxy Statement.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

I may have received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account.  Please vote each proxy card/notice that you received.

How does the Board of Directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Company’s Board of Directors (the “Board”). The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

FOR, the Board’s proposal to elect the nominated Directors;

FOR, the Board’s proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm; and

FOR, the non-binding advisory vote on executive compensation for our named executive officers.

What will occur at the Annual Meeting?

We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of our common stock as of May 18, 2020, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

All shareholders of record at the close of business on May 18, 2020, will be entitled to vote on matters presented at the meeting or any adjournment thereof. On May 18, 2020, there were 26,098,884 shares of our common stock issued and outstanding. The holders of a majority, or 13,049,443 of the shares, of our common stock entitled to vote at the meeting must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.

 If a quorum of shareholders are present at the meeting to conduct business, then we will:  i) vote to elect as members of our Board the following individuals for a three-year term: Keith S. Walters, Aaron Carter and Gary S. Mozina; ii) ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year ending February 28, 2021 (which we refer to as fiscal year 2021); iii) tabulate the non-binding vote on executive compensation; and iv) conduct any other business properly coming before the meeting.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC (“Computershare”), our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare and our legal counsel will act as inspectors of election. We have engaged Georgeson to solicit proxies for the Company.  It is also expected that the Board and management will participate in the solicitation of proxies, including through shareholder outreach regarding the proposals to be considered at the Annual Meeting and the Board’s recommendations regarding such proposals.

A representative of Grant Thornton LLP, our independent registered public accounting firm, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

How many votes are necessary to elect the nominees for director?

When a quorum is present, directors will be elected by a majority of votes cast, unless the election is contested, in which case directors will be elected by a plurality of votes cast.  An election will be contested if the number of nominees, as determined by the Board, exceeds the number of directors to be elected. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director.

The following will not be deemed votes cast: (i) a share otherwise present at the meeting but for which there is an abstention and (ii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.  Brokers are not permitted to vote for the election of directors, unless you provide specific instructions to them by completing and returning the Voting Instruction Form or following the instructions provided to you by your broker for voting your shares by telephone or the internet.  With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the Corporate Secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.

How are votes counted for the election of directors?

In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees.  Abstentions will be counted for purposes of determining the presence or absence of a quorum only.

What happens if a director in an uncontested election does not receive a majority of votes cast for his or her election?

If a director in an uncontested election does not receive a majority of votes cast for his or her election, the director will, within ten business days of certification of election results, submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee (the “Nominating Committee”).  The Nominating Committee will promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to such tendered resignation.  The Board will determine whether to accept or reject such resignation or what other action should be taken within 90 days of the certification of election results.

How many votes are necessary to ratify the selection of Grant Thornton LLP?

The ratification of the selection of Grant Thornton LLP, as our independent registered public accounting firm, requires the affirmative vote of the shareholders present or represented by proxy and representing a majority of votes entitled to be cast. Abstentions will have no effect as a vote. Brokers holding shares for beneficial owners have discretionary voting power to vote such shares in favor of this proposal, unless instructed otherwise.  Even if the shareholders ratify the  appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and the interests of the shareholders. The Audit Committee believes it is important for the Company’s registered public accounting firm to maintain their independence and objectivity.  As such, from time-to-time the Audit Committee will contact other firms for consideration as the Company’s independent public accounting firm.  This evaluation was performed most recently with respect to the audit for the fiscal year ended February 29, 2020 (which we refer to as fiscal year 2020).  After consideration, the Audit Committee decided to continue to retain Grant Thornton as the Company’s independent public accounting firm.

How many votes are necessary to approve the non-binding advisory vote on executive compensation?

Approval of the non-binding advisory vote on executive compensation requires the affirmative vote of the shareholders present or represented by proxy and representing a majority of the votes entitled to be cast.  Abstentions will have no effect as a vote.  Brokers will not have discretionary voting power on this proposal and are not permitted to vote on this proposal, unless you provide specific instructions to them by completing and returning the Voting Instructions Form or following the instructions provided to you by your broker for voting your shares by telephone or the internet.  As your vote is advisory, it will not be binding upon the Board. The Compensation Committee and the Board will take the views of shareholders into account when considering future executive compensation arrangements.

At the 2019 Annual Meeting, for the first time ever, the Company did not receive a majority of votes entitled to be cast for this proposal.  The Board believes the failure of the vote to pass was due largely to the recommendation of Institutional Shareholder Services (“ISS”), an outside proxy advisory firm, which advised the Company’s institutional shareholders to vote against the Company’s executive compensation program.  The Board disagreed with ISS’s recommendation and many aspects of its underlying rationale.  For additional information, please see Proposal No. 3 – Non-Binding Advisory Vote on Executive Compensation.

What if a nominee is unwilling or unable to serve?

The persons nominated for election to our Board have agreed to stand for election.  However, should a nominee become unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend.  Our Board has no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.

What is the difference between holding shares of Ennis stock as a “shareholder of record” and as a “beneficial owner”?

Many of our shareholders hold their shares through a broker, bank, or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between holding shares as a “shareholder of record” and holding shares as a “beneficial owner” in street name.

If your shares are registered directly in your name with our transfer agent, Computershare, you are the “shareholder of record” of the shares.  If your shares are held in a brokerage account or by a bank or by another nominee, you are the “beneficial owner” of shares held in street name.

How do I vote?

You may vote using any of the following methods:

➢	By internet

If you are a shareholder of record, you will need the control number included on the Notice to access the proxy materials.  Follow the instructions on the Notice to vote your shares electronically over the internet.  If you are a beneficial owner of shares, you may vote your shares electronically over the internet by following the instructions sent to you by your broker, bank, or other holder of record.

➢	By mail

If you are a shareholder of record, request from us, by following the instructions on the Notice, printed copies of the proxy materials, which will include a proxy card.  If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank, or other holder of record.  Be sure to complete, sign, and date the proxy card or voting instruction form and return it in the prepaid envelope.

➢	By telephone

If you are a shareholder of record, you may vote your share telephonically by calling the toll-free number that is referenced in the proxy materials available over the internet or by mail.  If you are a beneficial owner of shares, you may vote your shares telephonically by following the instructions sent to you by your broker, bank, or other holder of record.

➢	In person at the Annual Meeting

All shareholders of record may vote in person at the Annual Meeting.  You can request a ballot at the meeting.  You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person.  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to attend or vote at the Annual Meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. central time on July 16, 2020. The availability of internet and telephone voting for beneficial owners will depend on the voting process of your broker, bank, or other holder of record.  We therefore recommend that you follow the voting instructions in the materials provided to you by your broker, bank or other holder of record.  If you vote over the internet or by telephone, you do not have to return a proxy card or voting instruction form.  If you are located outside the U.S. or Canada, please use the internet or mail voting methods.  Your vote is important.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

➢	Sending written notice to our Corporate Secretary at 2441 Presidential Parkway, Midlothian, Texas 76065;
➢	Timely delivering a valid, later-dated proxy or later-dated vote via the internet or telephone; or
➢	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other holder of record.  You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Will my shares be voted if I do not provide my proxy and do not attend the Annual Meeting?

If you do not provide a proxy or vote the shares held in your name, your shares will not be voted.

If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you sign and return a proxy card without giving specific instructions, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement.  With respect to any other matters properly presented for a vote at the Annual Meeting (that is, which are not presented in this Proxy Statement), the proxy holders may use their discretion to determine how to vote your shares.

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, your broker, bank, or other holder of record may only vote on matters for which it has discretionary voting power to vote.  If your broker, bank, or other holder of record does not receive instructions from you on how to vote your shares and such holder does not have discretion to vote on the matter, then that holder will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares and your shares will not be voted on that matter.

How do I raise an issue for discussion or vote at the next Annual Meeting?

Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2021 Annual Meeting of Shareholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to our Corporate Secretary.  The proposal must be received no later than February 4, 2021, which is 120 days prior to the first anniversary of the expected mailing date of this Proxy Statement.  However, if the date of the 2021 Annual Meeting is changed by more than 30 days from July 16, 2021 (the one-year anniversary of our 2020 Annual Meeting), then the deadline for receipt of shareholder proposals will be a reasonable time before we print and send proxy materials for the 2021 Annual Meeting.  Any such proposals must comply with SEC regulations under Rule 14a-8 of the Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.

The Nominating Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders pursuant to the Corporate Governance Guidelines set forth on the Company’s website.  If you wish to have the Nominating Committee consider a nominee for director, pursuant to these guidelines you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by the Nominating Committee Charter, as discussed in the section entitled Director Nominating Processes of this Proxy Statement.

Could other matters be decided at the Annual Meeting?

As of the date we began to deliver the Notice, we did not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement.

If you vote your shares over the internet or by telephone or you sign and return a proxy card or voting instructions form, and other matters are properly presented at the Annual Meeting for consideration, the proxies appointed by the Board (the persons named in your proxy card) will have the discretion to vote on those matters for you.  The proxies intend to vote in accordance with their best judgment in the interest of Ennis and its shareholders.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 5:00 p.m. central time, at our corporate headquarters at 2441 Presidential Parkway, Midlothian, Texas 76065 by contacting our Corporate Secretary.

Who will pay for the cost of this solicitation?

Our Board has sent you this Proxy Statement.  Our directors, officers, and employees may solicit proxies by mail, by telephone, or in person.  Those persons will receive no additional compensation for any solicitation activities.  We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries that hold our common stock of record to forward solicitation materials to the beneficial owners of that common stock, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses.  We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.

Do I need an admission ticket to attend the Annual Meeting?

You will need an admission ticket or proof of stock ownership to enter the Annual Meeting.  If you are a shareholder of record, your admission ticket is the Notice mailed (or sent electronically) to you or the admission ticket attached to you proxy card if you elected to receive a paper copy of the proxy materials.  If you plan to attend the Annual Meeting, please bring it with you to the Annual Meeting.

If you are a beneficial owner of shares and you plan to attend the Annual Meeting, you must present proof of your ownership of Ennis common stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.  Certain procedural rules pertaining to conduct at the meeting will be outlined by the Secretary of the Meeting to allow shareholders to address questions to the appropriate person.  If you have any questions about attending the meeting, please call investor relations at 972-775-9800 or toll-free at 800-752-5386.

Where can I find the voting results of the Annual Meeting?

We will announce the voting results at the Annual Meeting and will publish the vote count in our current report on Form 8-K.  We will file that report with the SEC on or before July 22, 2020.  This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the internet at www.ennis.com.

Will a virtual meeting be offered and, if so, how do I attend?

The Company is monitoring the recent global outbreak of COVID-19 and the related health and travel concerns.  If the Company determines that it is not advisable to hold the Annual Meeting in person, the Company may determine to hold a virtual meeting of shareholders, which will be conducted via live webcast.  If such a determination is made, the Company will, as promptly as possible, announce details on how to participate in such virtual Annual Meeting by issuing a press release and posting such information on its website at www.ennis.com and at www.proxyvote.com.  In addition, such details will be filed with the SEC as additional proxy materials.

PROPOSAL NO. 1

APPROVAL OF ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES

The number of directors who shall constitute the Board is currently set at nine, as set forth in the Company’s Articles of Incorporation and Bylaws. The Board consists of three classes serving staggered three-year terms as set forth in Article Five of the Articles of Incorporation. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires. The staggered Board structure was approved by our shareholders at the June 13, 1983 Annual Meeting.

Our Board proposes the election of Keith S. Walters, Aaron Carter, and Gary S. Mozina as directors to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2023 or until their successors are duly elected and qualified. It is the Board’s opinion that because of each candidates’ business experience and/or his or her prior tenure as a director of the Company, each is sufficiently familiar with the Company and its business to be able to competently direct the Company’s business affairs. Biographical information on each candidate is set forth in the Directors — Summary of Our Non-Employee Directors and Executive Officers sections of this Proxy Statement.

If any of the nominees become unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.

The Board recommends that shareholders vote “FOR” the nominees for director set forth above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Grant Thornton LLP has served as the Company’s independent registered public accounting firm for the fiscal years 2005 through 2020 and has reported on our financial statements during such time period. The Audit Committee has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2021.  The Board is asking shareholders to ratify this selection.

Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.  The Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firms because the Audit Committee believes it is important for the registered public accounting firm to maintain independence and objectivity.  After considering all factors, the Audit Committee has determined that it is in the best interest of the Company and its shareholders to retain Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” the proposal to ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2021.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, Ennis shareholders have the opportunity to vote on an advisory resolution, otherwise known as “say-on-pay,” to approve the compensation of Ennis’s named executive officers (“NEOs”), as described in the Executive Compensation section of this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board.  However, the Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.  The say-on-pay vote currently occurs each year, and the next vote will occur at the 2021 Annual Meeting.

At the 2019 Annual Meeting, for the first time ever, the Company did not receive a majority of votes entitled to be cast for its say-on-pay proposal.  The Board believes the failure of the vote to pass was due largely to the recommendation of Institutional Shareholder Services (“ISS”), an outside proxy advisory firm, which advised the Company’s institutional shareholders to vote against the Company’s executive compensation program.  ISS made this negative recommendation even though Glass Lewis recommended that the Company’s shareholders vote to approve the say-on-pay proposal at the 2019 Annual Meeting.

The Board disagreed with ISS’s recommendation and many aspects of its underlying rationale; therefore, on July 9, 2019, shortly following publication of ISS’s recommendation and prior to the 2019 Annual Meeting, the Company filed additional proxy materials with the SEC describing the basis for certain compensation components in more detail and disputing certain aspects of ISS’s report.  The Company mailed copies of the additional proxy materials to its 25 largest shareholders.

Even though the Board disagreed with ISS, the Board has been responsive to ISS concerns.  On May 15, 2019, the Company amended the executive contracts with Messrs. Magill, Graham and Travis to eliminate tax gross-up provisions and to replace modified single trigger change-in-control severance provisions with double trigger change-in-control severance provisions.  Additionally, the Company offered to hold meetings with its 25 largest shareholders to discuss any concerns they had with the Company's compensation programs and ISS’s report.  The Board also reviewed its practice of granting time-based equity awards, and as described more fully on pages 31 and 35, the Board determined that these time-based awards are aligned with the interests of the Company's shareholders because these awards are granted only if the executives satisfied the performance goals of the prior year; stated another way, the equity awards are performance based and granted in arrears.

For fiscal year 2020, the metrics used to determine our long-term incentive (“LTI”) performance awards were modified so that the benchmarks are higher than the results that were achieved in the prior 2019 fiscal year.  Additionally, we removed two companies from, and added seven companies to, our peer group, in an effort to better assess our compensation program against companies that are situated most similarly to us.

When evaluating our executive compensation program for fiscal year 2020, and when assessing ISS’s prior recommendation regarding our executive compensation program for fiscal year 2019, we believe the following considerations should be taken into account.

•

We are in a declining sales industry because our products are being replaced by digital technology.  Therefore, our primary operational goal is to improve earnings and profits and generate cash flow.  We use cash to minimize the need for debt, to make acquisitions, to maintain and improve our dividends and, when appropriate, to repurchase shares.  Our gross profit margin continues to be one of the highest in the print industry, averaging 30.3% over the last 5 years. We have no long-term debt, and our balance sheet is strong.  During fiscal year 2020, our earnings from continuing operations increased 2.3% year-over-year, our sales increased 9.4% year-over-year and our total shareholder return ranked in the 94th percentile of our peer group. We have higher margins, significantly less debt, and a better EBITDA percentage than most, if not all, of our competitors in the print industry.  Despite these positive metrics, the bonuses and long-term incentive awards as determined by our executive compensation program for fiscal year 2020 were 37% lower as compared to the 2019 fiscal year.

•

The benchmarks applied to the metrics that are used to determine our LTI performance awards for fiscal year 2020 have been increased and are higher than the results for these metrics that were achieved in fiscal year 2019.  We believe that this promotes improved performance by our executives year-over-year.  Further, while the initial determination of an LTI award is based on the current year’s performance, each award vests ratably over three years; because departure of an executive before vesting may result in forfeiture of earned but unvested awards, the vesting schedule promotes executive retention and therefore is an important element of our LTI performance awards.  Finally, the Board notes that, while the metrics used to determine our LTI performance awards are the same metrics used to determine our short-term performance awards, the same performance criteria for awards has been used for the previous ten years (during which time all say-on-pay proposals have been approved, other than at the 2019 Annual Meeting).

•

We consistently review and adjust our peer group from time to time in an effort to better assess our compensation program against companies that are situated most similarly to us.  In selecting the Company’s peer group for fiscal year 2020, the Compensation Committee reviewed the peer groups selected by ISS and Glass Lewis, proxy advisory firms, and Equilar, an independent leading provider of board intelligence solutions.  Particular emphasis was placed on companies that are in our particular industry or in an industry closely related to our industry, as we believe it would be inappropriate to judge our executive compensation program against companies that are in dissimilar industries (for example, service companies, technology companies or furniture manufacturing companies).  The Compensation Committee also took into account each prospective peer’s size, particularly its revenues, net income, market cap and employee count, when determining which companies to include in the final peer group.  We do not benchmark against certain larger public printing companies due to either the magnitude of their sales or limited comparability from an operating standpoint.

Last year, due to the size of the quoted fee, the Board declined a request from ISS for it to be hired by the Company to review the proxy statement and make recommendations.  However, because the Board believes having a strong dialogue with its shareholders is important towards creating shareholder value, the Company did engage Georgeson, a firm that specializes in shareholder engagement, to further enhance the Company’s shareholder outreach efforts, including communications regarding this say-on-pay proposal for this year.  It is also expected that the Board and management will participate in shareholder outreach regarding this say-on-pay proposal.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by our management team. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests that our shareholders approve the Company’s executive compensation for our NEOs, as described in this Proxy Statement pursuant to the SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

The Board recommends that you vote “FOR” the non-binding advisory vote on executive compensation for our named executive officers.

CORPORATE GOVERNANCE MATTERS

General

Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, the role of the lead director, committees of the Board, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation, and succession planning.  The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors.  A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the internet at www.ennis.com.

Board Size

The Company’s Articles of Incorporation and Bylaws provide that the number of directors is nine.

Director Independence

Our Governance Guidelines provide that the Board must be composed of a majority of independent directors.  The Board has approved Independence Guidelines that expand on the criteria for independence.  These are posted on our website.  The Board has determined that each non-employee director (other than Mr. Mozina) meets the standards regarding independence set forth in the Corporate Governance Guidelines of the Company, is in compliance with NYSE rules, and has no material relationship with the Company.  The Board has determined that the current independent directors, which consist of Mr. Blind, Ms. Clemens, Mr. Long, Jr., Mr. Bracken (not standing for re-election), Mr. Quiroz, Mr. Schaefer and Mr. Priddy constitute a majority of the Board.  The Board has determined that Mr. Carter, our new nominee, meets the standards of independence in compliance with NYSE rules, and has no material relationship with the Company.  If all three nominees are elected, independent directors will continue to constitute a majority of the Board.

Mr. Mozina was elected by the unanimous consent of the directors to fill the board position vacated due to the resignation of Mr. Magill from the Board in May 2019. Mr. Mozina is the former owner of Integrated Print & Graphics (“IPG”), which the Company acquired in March 2019. Mr. Mozina’s knowledge of the print segment, both as a manufacturer and as a distributor with connections in the Chicago marketplace, was a critical factor in the Board’s determination that he should fill the seat vacated by Mr. Magill. Since there is a continuing sourcing agreement with Mr. Mozina’s distributorship involving IPG, and because the Company leases the existing IPG space from him, the Board determined that Mr. Mozina should not be classified as an independent director.  For additional information, see Certain Relationships and Related Transactions and Director Independence, below.  Despite the determination that Mr. Mozina is not an independent director, Mr. Mozina is not employed as an officer or otherwise by Ennis or any of its subsidiaries, which qualifies Mr. Mozina as a non-employee director for purposes of our policies applicable to non-employee directors.

Criteria for Membership on the Board

When identifying director nominees, the Nominating Committee seeks director candidates with high personal and professional ethics, integrity and values.  In addition, the Nominating Committee looks for nominees who have outstanding records of accomplishments in their chosen business or profession, and are committed to representing the long-term interest of our shareholders.  The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, current or past involvement in our industry, and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests.

Since 2003, the Board has had an Hispanic representative, Mr. Quiroz, and the Company elected its first female director, Ms. Clemens, at the 2019 Annual Meeting.  If elected at the 2020 Annual Meeting, Mr. Carter will be the Company’s first African American board member.  The services of Mr. Quiroz, Ms. Clemens and Mr. Carter on the Board are consistent with the Board’s diversity objectives.  The Board believes Mr. Quiroz, Ms. Clemens and Mr. Carter not only meet the qualifications applicable to all Board members, but also bring new perspectives, opinions and experiences to the Board that promote balanced and thoughtful Board deliberations, resulting in improved corporate governance.  The strong qualifications of Mr. Quiroz, Ms. Clemens and Mr. Carter, along with the qualifications of our other directors, are set forth below in the Directors section of this Proxy Statement.

The Company requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. Physical attendance is mandatory for all Board and committee meetings to constitute attendance pursuant to our Bylaws. The Director must also have the financial wherewithal to meet the stock ownership requirements of Directors.  The Board does not have a formal tenure or retirement age policy.  However, if Mr. Carter is elected as a member of the Board, the Company will have replaced five of its directors over the last four years, which will have resulted in the average age of our directors being reduced by five years, from 71 years old to 66 years old, and the average tenure of our directors being reduced by 6.25 years, from 12.75 years to 6.5 years.  As such, the Nominating Committee believes that there is no need to have a formal tenure or retirement age policy at this time.

Director Nomination Process

The charter of our Nominating Committee allows shareholders to recommend to the Nominating Committee candidates for membership on the Board.  To utilize this process and recommend a candidate for director using this process:  (i) the shareholder must follow procedures set forth in the Nominating Committee Charter and (ii) the candidate must meet the qualification standards set forth in the Company’s Corporate Governance Guidelines.

Shareholders wishing to submit the name of a candidate for the Board must submit a resume of the candidate, proof of ownership of 3% or more of the Company’s stock, and that they have held such stock at a 3% or more level for more than three years from the date of their proposal and such other requirements as set forth in SEC Rule 14(a)11. They must also consent to have their name disclosed in the Proxy Statement.

Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms, or other sources and the Nominating Committee’s judgment is final as to the candidates submitted for election.  The Nominating Committee will request and review the resume of any of the candidates based on the qualifications set forth in the Nominating Committee Charter and the Company’s Governance Guidelines.  There can only be one shareholder nominee in our proxy statement for any given Annual Meeting.

Board Responsibilities

Our business is managed under the direction of the Board.  The Board monitors management on behalf of the shareholders.  Among the Board’s major responsibilities are:

•	Selection, compensation, and evaluation of the executive officers and oversight of succession planning for the Company’s chief executive officer (the “Chief Executive Officer” or “CEO”);

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	Oversight of Ennis’s strategic planning;

•	Approval of all material transactions and financings;

•	Understanding Ennis’ financial statements and other disclosures;

•	Evaluating the process for producing accurate and complete reporting and changing where determined necessary;

•	Using its experience to advise management on major issues facing Ennis; and

•	Evaluating the performance of the Board and its committees and making appropriate changes where determined necessary.

Directors are expected to maintain a good attendance record and familiarize themselves with any materials distributed prior to each Board or committee meeting.  All directors may place items on agendas for Board meetings.  The chair of each committee (the “Chair” or “Chairman”) clears agendas for the meetings of their respective committee, and committee members may place items on the agenda.

Board Leadership Structure, Board Meetings and Executive Sessions

The Board does not maintain a strict policy regarding the separation of the offices of Chairman of the Board and CEO. However, the Board does review its structure on an annual basis and firmly believes this is a matter that should be part of any succession planning process. We currently believe there is no benefit in separation of the two offices considering the open and effective relationship the Board enjoys with the incumbent CEO.

As set forth in our Corporate Governance Guidelines, the Chair of the Nominating Committee serves as our lead director, with such duties as set forth in those Guidelines. As current Chair of the Nominating Committee, Godfrey Long, Jr. currently serves as lead director. The duties of the lead director include the following:

➢	Make recommendations to the full Board regarding the structure of Board meetings and establish procedures to govern the Boards work;
➢	Ensure adequate lead time for effective study and discussion of matters for consideration by the full Board;
➢	Identify guidelines for the conduct of directors;
➢	Work with the Nominating Committee to ensure proper committee structure, including assignments of members and committee chairs;
➢	Organize and presents the agenda for special board meetings based on input from directors;
➢	Place additional items on the future board’s agenda in collaboration with the Chief Executive Officer;
➢	Recommend additional appropriate materials to be provided to the directors;
➢	Recommend tasks to the appropriate committees and works with committee chairs to coordinate the schedule of committee meetings;
➢	Oversee annual evaluations of the Board as a whole and its committees with the help of the Nominating Committee; and
➢	Carry out other duties as requested by the CEO and board as a whole, depending on need and circumstances.

The Board not only holds regular quarterly meetings but also holds other meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s regulatory filings with the SEC.  Special meetings of the Board have occurred in connection with unusual occurrences, such as the sale of a subsidiary or the purchase of a company.  The Board also communicates informally with management on a regular basis.

Non-employee directors meet without management or employee directors present, at every regularly scheduled Board meeting. All Board committees may meet with the Chief Executive Officer as a guest, but are not required to do so.  The Chief Executive Officer may be excused from any meeting at the request of the independent directors to allow the committee to speak candidly.  The Company’s by-laws maintains that Company’s President and Chief Executive Officer cannot be a member of a committee and has no voting rights.

Committees of the Board

The Board has the following three standing committees that are comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating Committee.  Each committee meets in sessions on pre-determined dates and as needed.

Director Access to Management and Independent Advisors

All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit.  Broad management participation is encouraged in presentations to the Board, and executive management frequently meets with Board members on an individual basis.  The Board and its committees are empowered to hire, at the Company’s expense, their own financial, legal, and other experts to assist them in addressing matters of importance to the Company.

Board Self-Evaluation

The Nominating Committee conducts a self-evaluation of the Board’s performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness.  The Nominating Committee of the Board conducts a similar self-evaluation with respect to each committee.  In addition, each member of the Board is individually evaluated by each other member of the Board, on a periodic basis and annually upon reaching age 75 or when up for election.

Director Orientation and Education

Directors are provided with materials regarding Ennis upon their initial election to the Board.  Other orientation procedures include meetings with senior executives of the Company in its major business units.

Non-Employee Director Compensation and Stock Ownership

The Nominating Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board regarding appropriate compensation for the Board’s approval.  It is the Company’s policy that a portion of non-employee directors’ compensation should be equity-based. For details on the compensation currently provided to non-employee directors, please see the Director Compensation section of this Proxy Statement.

In 2011, a stock ownership policy for all non-employee directors was modified and adopted by the Board. This policy requires that all non-employee directors will maintain at all times a minimum ownership investment in our common stock equal to six times their annual retainer with additional ownership investment encouraged. A newly-elected, non-employee director has five years to satisfy this minimum ownership investment. For additional information of non-employee director stock ownership, please see the Security Ownership of the Board of Directors and Executive Officers section of this Proxy Statement.

The Company also expects all directors to comply with all federal and state laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company. The Company has procedures in place to assist directors in complying with these laws including an Insider Trading Policy put into place in January of 2008, as modified from time to time, which prohibits officers and directors from hedging or pledging their securities or from engaging in short-term or speculative trade transactions in the Company’s securities.

Code of Business Conduct and Ethics

The Company has adopted a Standards of Professional Conduct for Officers, Employees, and Directors (“Standards of Professional Conduct”) designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. Our Standards of Professional Conduct applies to all directors and employees, including the Chief Executive Officer, the Company’s chief financial officer (the “Chief Financial Officer” or “CFO”), and all other executive officers. Our Standards of Professional Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures, and employee complaint procedures. Our Standards of Professional Conduct is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Standards of Professional Conduct is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.

Risk Oversight

The Board exercises oversight of the Company’s operational, financial, and strategic matters, as well as compliance and legal risk. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management. Pursuant to delegated authority as permitted by the Company’s Bylaws, Corporate Governance Guidelines, and committee charters, the Board’s three standing committees oversee certain risks, and the Audit Committee coordinates the risk-oversight role exercised by various committees and management.  The Board considers broad risk factors in their executive sessions.

The outbreak of the COVID-19 pandemic presents various risks to the Company.   The Board, in conjunction with management, is actively monitoring the situation and the potential impact to the Company’s financial condition, liquidity, operations, suppliers, industry and workforce.  Given the ongoing evolution of the pandemic, the Board is not able to fully anticipate the ultimate impact of the pandemic.  The Board is considering, however, among other measures, deferring payments of payroll taxes to the extent allowable under the Coronavirus Aid, Relief and Economic Security (CARES) Act.  The Board will continue to assess the situation and potential measures to limit risk as the pandemic continues to evolve.

Communication with the Board

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may e-mail, call, or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder/interested parties communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder and interested parties communications will be forwarded unopened by the Corporate Secretary to the present chairman of the Nominating Committee, currently Godfrey M. Long, Jr.  The chairman of the Nominating Committee responds to shareholder inquiries in a prompt manner.

DIRECTORS

Term

The Company’s directors consist of three classes serving in staggered three-year terms. The creation of a staggered board was approved by a supermajority of shareholders in 1983.  Directors for each class are elected at the Annual Meeting of shareholders held in the year in which the term for their class expires.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Guidelines, in selecting its slate of nominees for election to the Board, the Nominating Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company, and with respect to incumbent directors, past performance on the Board.  See the Corporate Governance Matters-Criteria for Membership on the Board section of this Proxy Statement.

The Board has determined that Mr. Carter, one of the three director nominees at the 2020 Annual Meeting, has no material relationship with the Company, either directly or indirectly, and is “independent” within the meaning of the listing requirements of the NYSE and the Board’s Independence Criteria.  In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation, and commitment that is mandated by the Board.  There is no family relationship among any of our directors and executive officers.

Summary of Our Non-Employee Directors

The following table, listed in alphabetical order, sets forth the names of our current non-employee directors and the non-employee nominee for director, and their respective ages and positions with the Company.

Directors' Name	Age	Director Since	Term Expires	Positions
John R. Blind	66	2016	2022	Director
Frank D. Bracken (1)	79	2008	2020	Director
Aaron Carter	58	-	-	New Nominee
Barbara T. Clemens	61	2019	2022	Director
Godfrey M. Long, Jr.	78	2006	2021	Director
Gary S. Mozina (2)	61	2019	2020	Director
Troy L. Priddy	68	2018	2021	Director
Alejandro Quiroz	67	2003	2021	Director
Michael J. Schaefer	69	2007	2022	Director

(1)	Mr. Bracken is not standing for re-election.

(2)	Mr. Mozina filled the board seat vacated by Mr. Magill, formerly an employee director, upon his resignation on May 15, 2019.

Set forth below is a description of the backgrounds of our non-employee directors, including the one new nominee for director.  The biographical information for Mr. Walters, our one employee director, can be found under the Executive Officers section of this Proxy Statement.

John R. Blind, retired.  Mr. Blind served as Vice President of the Printing and Carbonless Division of the Specialty Papers Business Unit of Glatfelter, a specialty paper manufacturing corporation, from 2006 to 2014.  Mr. Blind held various positions with Glatfelter during his 32-year career, the last 12 of which included participation in the Senior Executive Team of the corporation, during which time the company exhibited significant growth.  Mr. Blind’s extensive experience in the manufacture and sale of printing, forms and specialty papers, coupled with his participation in business growth through acquisitions make him a valuable member of our Board.

Frank D. Bracken (not standing for re-election), retired.  Mr. Bracken served as President of Haggar Clothing Co. from 1994 to 2006, where he held various positions during his 42-year tenure.  Mr. Bracken was the Co-Chairman of the $200 million capital campaign for the University of North Texas (“UNT”), the former Vice Chairman of the UNT Foundation, board member of the UNT Athletic Board, former Chairman of the Board of Big Brothers Big Sisters Lone Star and of Big Brothers and Big Sisters of America, and former board member and member of the audit and compensation committees of Online Vacation Center (ONVC).  Mr. Bracken is former board member of Haggar Clothing Co. and a current member of the Audit Committee.  Mr. Bracken’s public company experience in the roles of president and board member, along with extensive experience in manufacturing, marketing, branding, sourcing, and product development, provide him with strong insight, particularly with regard to manufacturing and marketing matters, and make him an appropriate and valuable member of our Board and our Audit Committee.

Aaron Carter (new nominee for election), Zone Director for Ross Stores, Inc.  Ross Stores, Inc. (“Ross”) is the largest off-price apparel and home fashion chain in the United States.  Mr. Carter has held several positions during his 12-year tenure with Ross, including Critical Field Leader, under which Mr. Carter led the operational team during Ross’s store openings in Chicago in 2011.  Previously, from 1993 to 2007, Mr. Carter held several positions, including district manager from 2002 to 2007, at Wal-Mart Stores, Inc., the largest retailer in the world.  From 2007 to 2010, Mr. Carter served at various times as a director, audit committee chairman, secretary/treasurer and member of the personnel committee at DeSoto Economic Development Corporation.  From 2015 to present, Mr. Carter has served as a director for Boys and Girls Club of Greater Dallas.  Mr. Carter graduated from the University of Dallas with a BA in Political Science, has an MBA with a concentration in leadership from Walden University, and is a trained executive/leadership/life coach.  Mr. Carter’s extensive 26-year retail career within public companies in key operational positions, his board experience with for- and non-profit entities, and his expertise in succession planning and strategic/sustainability planning, makes him an excellent choice for director.

Barbara T. Clemens, retired. Ms. Clemens was Vice President of Sales & Customer Service for Boise Paper, a division of Packaging Corporation of America that is headquartered in Lake Forest, IL, from 2016 until her recent retirement. Boise Paper manufactures a full line of office papers including copy, multipurpose, inkjet, laser and colors as well as printing and converting papers.  From 2011 to 2015, Ms. Clemens served as Boise Paper’s Director, Supply Chain. Prior to that, she held numerous positions with Boise Paper including sales, manufacturing, marketing, supply chain and general management. She has served in the paper industry for over thirty years and is very familiar with the Company’s customer base and the print industry as a whole. She is familiar with printing, converting, pressure sensitive, office papers and packaging markets and market dynamics, as well as many of the Ennis locations. She graduated from Texas A&M University with a B.S. in Civil Engineering and has an M.B.A. from UCLA. Ms. Clemens’ experience in the industry, combined with her familiarity with our products and customer base and her deep understanding of manufacturing fundamentals, make her an excellent choice for director.

Godfrey M. Long, Jr., retired.  Mr. Long was a business coach for owners of businesses and key executives focusing on effective management skills and strategic thinking.  Mr. Long is a former consultant and director of Graphic Dimensions, a printing company and forms manufacturer in Atlanta, Georgia, from 2003 to 2008.  From 1984 to 2002, Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky.  Mr. Long is Chairman of the Nominating Committee and a member of the Compensation Committee.  Mr. Long’s extensive experience in manufacturing and his seven years of service as President and board member of the Document Management Industry Association (DMIA) for printing manufacturers and distributors provide him with strong insight into the manufacturing, marketing, and strategic planning challenges facing the print industry today.  This makes him an appropriate and valuable member of our Board and Compensation Committee, and an appropriate and valuable Chairman of our Nominating Committee.

Gary S. Mozina (nominee for re-election), Chief Executive Officer of Stevenson Holdings, Inc.  Mr. Mozina is the current Chief Executive Officer of Stevenson Holdings, Inc., a holding company that also does digital printing and mailing under the d/b/a Superior Copies, and which is located in Chicago, Illinois.  Previously, Mr. Mozina served as the Chief Executive Officer of Integrated Print and Graphics (“IPG”) until March 16, 2019, when the assets of IPG were acquired by the Company.  He held a variety of positions during his 48-year tenure with IPG and was instrumental in developing IPG’s business prior to its acquisition by the Company.  Mr. Mozina has an extensive background in manufacturing and sales and has also been responsible for the design and construction of multiple facilities used for manufacturing and warehousing.  Since 2003, through his service at IPG, Mr. Mozina has overseen acquisitions of 16 sales and manufacturing organizations.  The Board believes that Mr. Mozina, with over four decades of experience in the print industry, has the knowledge and experience that will make him a valuable member of the Board.

Troy L. Priddy, President of Troy Priddy Custom Homes.  Based in Midlothian, Texas, Mr. Priddy builds custom homes all over the Dallas/Fort Worth Metroplex.  Since 1983, Mr. Priddy has been successful in the home building industry, which has it peaks and valleys through every boom and recession which has occurred over the past thirty years in Texas. During 34 years of building, he has served two terms as President of the Greater Southwest Homebuilders Association and was on the Board of Directors for the Dallas Homebuilders Association and the Certified Master Builders of Tarrant County. As President and a board member of these two prestigious organizations, he developed relationships with the Dallas and Tarrant County municipal agencies as well as the mayors, city councilmen, and various city and county officials in Ellis County.  Mr. Priddy was also a member of the Midlothian Economic Development Advisory Board which allowed him to establish close connections with local governmental officials in the city where the Company is headquartered.  During his business career he developed extensive experience in real estate financings, engineering and directing subcontractors through numerous locations to produce custom homes in a timely and efficient manner. As such he developed relationships with an extensive network of local governmental officials for permits and approvals in the process of building and selling homes in the geographic area.  With deep roots in the Ellis County area of Texas, Mr. Priddy is well known throughout the DFW Metroplex for the quality and integrity he exhibits in his business dealings.

Alejandro Quiroz, entrepreneur.  Mr. Quiroz is involved in investments in printing and commercial real estate companies in both the United States and Mexico. Mr. Quiroz, currently a resident of the United States, has been a founder and shareholder of, and an advisor to, different print companies for more than thirty years. He was crucial in putting together a group of investors to form the Leader Graphics Arts Group in Mexico. Mr. Quiroz has also been involved in the commercial real estate market in the United States as an investor in different partnerships. Mr. Quiroz is the Chairman of the Compensation Committee. He was a founder and Chairman of the Mexican Franchise Association in Mexico and was a founder and Chairman of the Mexican Entrepreneurs Association (AEM) in the United States. He has participated as an independent director of Medica Sur in Mexico since 2015. Medica Sur is a public company that, since 2013, is the first hospital and health services supplier abroad the United States to be part of the Mayo Clinic network. Mr. Quiroz’s extensive experience in running businesses in both the United States and Mexico provides him with a strong insight into cross border, legal and cultural challenges facing United States companies doing business in Mexico, and vice-versa. His skills and expertise make him an appropriate and valuable member of our Board and Chairman of our Compensation Committee.

Michael J. Schaefer, retired. Former Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, TX (“Methodist”).  Methodist owns and operates acute care hospitals and associated services in the Dallas metropolitan area.  Mr. Schaefer has served in his present position with Methodist since 1982 and joined Methodist in 1979.  Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young), where he worked from 1972 to 1979.  He is a member of the American Institute of Certified Public Accountants.  Mr. Schaefer is the Chairman of the Audit Committee.  Mr. Schaefer’s extensive experience as a chief financial officer, and his public company audit experience with Ernst & Young, provide him with a strong insight, particularly with regard to accounting, corporate finance, internal/financial control environments and financial and system risks matters, which makes him an appropriate and valuable member of our Board and Chairman of our Audit Committee.

Attendance

During fiscal year 2020, the Board met four times.  No incumbent directors attended fewer than 75% of the total number of meetings of the Board and the committees of which he or she was a member.  In addition, our directors are encouraged and expected to attend the Annual Meetings of the Company’s shareholders.  All of the directors attended the 2019 Annual Meeting.

Committee Membership

The Company currently has three standing committees of the Board: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Nominating Committee.  Each committee currently is comprised of three non-employee directors, all of whom are considered independent under NYSE listing standards, the Board’s Independence Criteria and our Governance Guidelines.  The independent directors meet regularly in executive session without management.  The charters for these committees can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section.  A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.

The following table details the membership of each of our committees as of February 29, 2020, and the number of times during the year each of these committees met.

Nominating
and Corporate
Directors' Name	Audit	Compensation	Governance
Number of meetings held during fiscal year end February 29, 2020	5	2	3
Non-Employee Independent Directors
John R. Blind		X	X
Frank D. Bracken (1)	X
Barbara T. Clemens (2)	X
Godfrey M. Long, Jr.		X	C
Gary S. Mozina
Troy L. Priddy			X
Alejandro Quiroz		C
Michael J. Schaefer	C

(1)	Mr. Bracken is not standing for re-election.
(2)	Ms. Clemens replaced Mr. Long as a member of the Compensation Committee in April 2020.
C	Committee Chairman
X	Committee Member

It is expected that Mr. Carter, if and upon his election to the Board, will replace Mr. Bracken as a member of the Audit Committee.

Audit Committee

During fiscal year 2020, the Audit Committee met five times.  The Audit Committee performs the following functions:  (i) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices, and significant corporate risk exposures, and steps management has taken to monitor, control, and report such exposures; (ii) monitors the qualifications, independence, and performance of our independent auditors and internal auditors; (iii) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our Standards of Professional Conduct; and (iv) maintains open and direct lines of communication with our Board, management, internal auditors and independent auditors. The Chairman, Mr. Schaefer, is an “audit committee financial expert” as defined by the SEC.

Compensation Committee

During fiscal year 2020, the Compensation Committee met two times. The Compensation Committee oversees and administers our executive compensation policies, plans, and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. In particular, the Compensation Committee is charged with assisting the Board in: (i) assessing whether the various compensation programs of the Company are designed to attract, motivate, and retain the senior management necessary for the Company to deliver consistently superior results and are performance-based, market-driven, and shareholder-aligned; (ii) overseeing specific incentive compensation plans adopted by the Company, with the approval of this committee, included stock plans, supplemental executive retirement plans, and short-term and long-term incentive compensation plans for members of senior management of the Company; (iii) assessing the effectiveness of succession planning relative to senior management of the Company; (iv) approving, reviewing and overseeing of benefit plans of the Company; (v) overseeing the performance and compensation of the Chief Executive Officer and the other members of the Company’s senior management team; (vi) producing all reports that the SEC rules require be included in the Company’s annual Proxy Statement; and (vii) assessing compensation programs for material risks to the health of the Company. It is the sole responsibility of the Compensation Committee to assist the Board in these functions, and the authority of the Compensation Committee may not be delegated.  For further information regarding the Compensation Committee’s role in determining executive compensation, please see Compensation — Compensation Discussion & Analysis below.

Nominating and Corporate Governance Committee

During fiscal year 2020, the Nominating Committee met three times. The Nominating Committee identifies, investigates, and recommends to the Board director candidates, with the goal of creating balance of knowledge, experience, and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meet the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including personally attending all Board and applicable committee meetings. The Chair of the Nominating Committee also holds the position of lead director.

While the Nominating Committee has no stand-alone diversity policy, the committee considers diversity of viewpoints, background, experience, accomplishments, education, and skills when evaluating potential nominees to the Board. The Board believes that diversity, including gender diversity, provides varied perspectives and fosters active and constructive dialogue among Board members and between the Board and management and result in more effective oversight of management’s formulation and implementation of strategic initiatives. In determining whether an incumbent director should stand for re-election, the committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation, and candor, as well as the individual’s satisfaction of the criteria for nomination of directors as set forth in our Corporate Governance Guidelines and other matters determined by the Board.  Since 2003, the Board has had an Hispanic representative, Mr. Quiroz, and the Company elected its first female director, Ms. Clemens, at the 2019 Annual Meeting.  If elected at the 2020 Annual Meeting, Mr. Carter will be the Company’s first African American board member.  The services of Mr. Quiroz, Ms. Clemens and Mr. Carter on the Board are consistent with the Board’s diversity objectives.  The Board believes Mr. Quiroz, Ms. Clemens and Mr. Carter not only meet the qualifications applicable to all Board members, but also bring new perspectives, opinions and experiences to the Board that promote balanced and thoughtful Board deliberations, resulting in improved corporate governance.

While the Board does not have a formal tenure or retirement age policy, if and upon the election of Mr. Carter, the Company will have replaced 5 of its directors over the last four years, 2 of these being the longest tenured directors (average tenure – 24.5 years).  This has resulted in the average age of our directors being reduced by 5 years, from 71 years to 66 years, and the average tenure being reduced by 6.25 years, from 12.75 years to 6.5 years. As such, the Nominating Committee believes that there is no need to have a formal tenure or retirement age policy at this time.  Also adding another non-employee director to the board to take the position held by Mr. Magill, added much needed industry experience and connections to broaden the number of non-employee directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee for fiscal year 2020 consisted of Mr. Long, Mr. Quiroz, and Mr. Blind.  Ms. Clemens replaced Mr. Long on the committee in April 2020.  All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2020, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of Ennis.  All of the non-employee Board members, except Mr. Mozina, meet the criteria for independence as set forth in the Board’s Independence Criteria established in April of 2015.  For additional information on Mr. Mozina’s relationships with the Company, see “Certain Relationships and Related Transactions and Director Independence” on page 52 of this Proxy Statement.

EXECUTIVE OFFICERS

The following table, listed in alphabetical order, sets forth the names of our executive officers and their respective ages and positions with the Company.  For those executive officers on our Board, it indicates the date they became a Board member and when their current term expires.  There is no family relationship among any of our directors and executive officers.

		On
		Board	Term
Executives' Name	Age	Since	Expires	Positions
Ronald M. Graham	72	-	-	Vice President - Administration
Michael D. Magill	72	-	-	Executive Vice President and Corporate Secretary
Richard L. Travis, Jr.	64	-	-	CFO, Vice President - Finance and Treasurer
Keith S. Walters	70	1997	2020	Chairman of the Board, CEO, President and Director

Set forth below is a description of the backgrounds of our current executive officers.

Ronald M. Graham, Vice President - Administration.  Mr. Graham joined the Company in January 1998 as Director of Human Resources and subsequently was elected to Vice President - Administration and Officer in June 1998.  Mr. Graham served as a director from 1998-1999 by appointment and was elected and served as director from June 2003 until June 2008.  Prior to joining the Company, Mr. Graham was with E.V. International, Inc. (formerly Mark IV Industries, Inc.), an electronics manufacturing company, for 17 years as Director Employee Relations and Vice President - Administration.  Prior to that time, Mr. Graham was with Sheller-Globe Corporation, an automotive manufacturing company, for three years as Director of Labor Relations.  Mr. Graham has primarily been responsible for managing the human resource functions and related administration including benefit plans, organizational planning, insurance, labor relations, and payroll.

Michael D. Magill, Executive Vice President and Secretary.  Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005.  Mr. Magill assumed the additional duties of Secretary of the Company on June 28, 2012.  Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years.  Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company.  Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions, beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.

Richard L. Travis, Jr., Vice President - Finance, Chief Financial Officer, and Treasurer.  Mr. Travis joined the Company in November 2005 as Vice President - Finance and Chief Financial Officer.  He assumed the additional duties of Treasurer on June 28, 2012.  Previously, Mr. Travis was employed as the Chief Financial Officer and Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005.  Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry, from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company, from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors.  His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP, as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young).  Mr. Travis is a registered certified public accountant.

Keith S. Walters (nominee for re-election as a director), Chairman of the Board, CEO and President.  Mr. Walters joined the Company in August 1997 as Vice President of Commercial Printing Operations, successfully anchoring Ennis’ spot in the commercial printing market. In November 1997, he was appointed Chief Executive Officer (CEO). His role with the Company then expanded to include the titles of Chairman of the Board and President. Since then, under Mr. Walters’ leadership, the Company has become the largest wholesale printer in the nation with one of the most robust collections of product lines in the industry.  During his more than 20 years as CEO, Mr. Walters has overseen 33 acquisitions. This includes the addition of 40 brands under the Ennis umbrella, resulting in the strategic diversification of the Company beyond traditional business forms to become a nationwide provider of print solutions.  Mr. Walters also led the company-wide rollout of a new ERP system, which has dramatically improved the Company’s ability to design systems that accurately determine costs while efficiently and profitably producing their extensive product line. The ERP system is implemented into each acquisition giving management valuable information that hasn’t been available in their legacy systems. These systems have directly affected the speed at which new acquisitions are showing positive returns to the Company.  Mr. Walters’ ability to think outside the box has earned Ennis numerous accolades within and outside of the printing industry. One noteworthy example is Forbes Magazine’s “Top 200 Small Businesses” list, in which Ennis is the only wholesale printer named and Ennis reached this list for five consecutive years until sales growth exceeded eligibility for the Small Business Category. Ennis has also firmly established its place at the top with its #1 ranking on Print+Promo’s “Top 50 Suppliers” list, as well as PSDA’s “Top 50 Member Trade Printers” list for more than a decade. Mr. Walters has been named on ASI’s “Counselor Power 50,” which ranks the most influential executives in the ad specialty industry, for several years in a row.  Mr. Walters served the industry on the PSDA Board from November 2002 to October 2007, as well as the IBFI Board before the two merged. During his tenure, he helped transition and strengthen the associations by pushing for enforcement of the existing by-laws and merging the PERF Trust with the PSDA Board. Mr. Walters’ ongoing efforts over the past two decades have helped bring about positive change to organizations that were in need of strategic plans.  Prior to joining the Company, from 1989 to 1997, Mr. Walters was with Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems as Vice President of Manufacturing. For the 15 years prior to serving at Atlas/Soundolier, Mr. Walters worked in manufacturing and operations with the Automotive Division of United Technologies Corporation, an automotive parts and manufacturing company.  Mr. Walter’s extensive career in the print industry, his successful leadership as Ennis’ CEO, and his board experience make him an excellent choice to continue to serve as director.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of common stock as of May 18, 2020, for common stock beneficially owned by each director, each named executive officer, and all directors and executive officers as a group:

The percentages of shares outstanding provided in the table are based on voting shares outstanding as of May 18, 2020.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person.  The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.  Shares issuable upon the exercise of options that are exercisable within 60 days of May 18, 2020, are considered outstanding for the purpose of calculating the percentage of our outstanding shares of common stock held by the individual, but not for the purpose of calculating the percentage of our outstanding shares held by any other individual.  In addition, the following shares have not been pledged by the respective officers or directors, unless otherwise stated in the footnotes following the table.  The pledging or margining of the Company securities by an officer or director of the Company is strictly prohibited by the Company’s Insider Trading Policy. The address of our directors and executive officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

							Percentage
				Vested (1)			of
		Shares Owned		Stock	Option		Outstanding
Name/Group		Direct	Indirect	Awards	Awards	Total	Shares
John R. Blind		6,279	-	-	-	6,279	*
Frank D. Bracken	(2)	34,543	-	-	-	34,543	*
Aaron Carter	(3)	-	-	-	-	-	*
Barbara T. Clemens		1,400	-	-	-	1,400	*
Ronald M. Graham		99,180	-	-	-	99,180	*
Godfrey M. Long, Jr.	(4)	40,443	1,500	-	-	41,943	*
Michael D. Magill		110,745	-	-	-	110,745	*
Gary S. Mozina		-	-	-	-	-	*
Troy L. Priddy		666	-	-	-	666	*
Alejandro Quiroz		22,540	-	-	-	22,540	*
Michael J. Schaefer		42,442	-	-	-	42,442	*
Richard L. Travis, Jr.		95,093	-	-	-	95,093	*
Keith S. Walters		358,559	-	-	-	358,559	1.4%
All directors and officers, as a group (13 individuals)		811,890	1,500	-	-	813,390	3.1%

* Denotes ownership of less than 1%

(1) Amounts include those awards that would vest within 60 days of May 18, 2020.

(2) Mr. Bracken is not standing for re-election.

(3) Mr. Carter is a new nominee for director.

(4) Indirect shares attributable to Mr. Long include 1,500 shares held by Mr. Long’s wife.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of our outstanding common stock as of May 18, 2020.

			Percent of
			Combined
Name and Address		Number	Voting
of Beneficial Owner	Class	of Shares	Power (1)
BlackRock Inc. (2) 55 East 52nd Street New York, NY 10055	Common	2,264,083	8.7%

Dimensional Fund Advisors, LP (3) 6300 Bee Cave Road, Building One Austin, TX 78746	Common	2,173,923	8.3%

Wells Fargo & Company (4) 420 Montgomery Street San Francisco, CA 94163	Common	1,989,160	7.6%

Renaissance Technologies LLC (5) 800 Third Avenue New York, NY 10022	Common	1,859,482	7.1%

The Vanguard Group - 23-1945930 (6) 100 Vanguard Boulevard Malvern, PA 19355	Common	1,777,170	6.8%

(1)	Calculated based on number of voting shares outstanding as of May 18, 2020.

(2)	The information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by BlackRock Inc. on February 5, 2020.

(3)	The information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by Dimensional Fund Advisors, LP on February 12, 2020.

(4)	This information is based on a Schedule 13G/A filed pursuant to Rule 13d-1(b) with the SEC by Wells Fargo & Company on February 4, 2020.

(5)	This information is based on a Schedule 13G/A filed pursuant to Rule 13d-1(b) with the SEC by Renaissance Technologies LLC on February 13, 2020.

(6)	This information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the SEC by The Vanguard Group on February 12, 2020.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of three non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy, and expertise. The Board has determined that at least one member, Michael J. Schaefer, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on June 22, 2018. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. To assist it in fulfilling its oversight, the committee regularly meets separately with the internal auditor, the independent auditors, management, and the Company’s outside counsel. The following report summarizes certain of the committee’s activities in this regard during the fiscal year ended February 29, 2020.

Independent Auditors and Internal Audit Matters

The Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During fiscal year 2020, the Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the committee also considered whether the provision of any of the non-audit services described in Independent Auditor’s Services and Fees section of this Proxy Statement is compatible with maintaining their independence. The Audit Committee has also appointed Grant Thornton LLP as the Company’s independent auditors for fiscal year 2021, and the Board concurred in its appointment.

The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the Company’s internal auditor, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Financial Statements for the Fiscal Year Ended February 29, 2020

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and for internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended February 29, 2020. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.  The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee has discussed with the independent accountant the independent accountant’s independence.

In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit

Committee also discussed with the independent auditors matters required to be discussed by Auditing Standards No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which express opinions on the conformity of the Company’s annual financial statements in its reports with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report for filing with the SEC.

THE ENNIS, INC. AUDIT COMMITTEE

Michael J. Schaefer, Chairman

Barbara T. Clemens

Frank D. Bracken

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit Committee pre-approves 100% of audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and tax services, and specifically designated non-audit services to a very limited extent.  In the opinion of the Audit Committee, such services will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year.  Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.

Independent Auditor’s Services and Fees

Grant Thornton LLP served as our independent registered public accounting firm during our fiscal years ended February 29, 2020 and February 28, 2019. We were billed the following fees by Grant Thornton LLP:

	Fiscal 2020	Fiscal 2019
Audit Fees (1)	$548,725	$566,275
Audit-Related Fees (2)	-	-
Tax Fees (3)	-	-
All Other Fees (4)	-	-
	$548,725	$566,275

(1)  Aggregate fees for professional services billed for the audit of the Company’s consolidated financial statements,  including internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.

(2)   Fees assurance and related services that are reasonably related to the performance of the audit or review and are traditionally performed by the independent accountant.

(3)  Fees for tax services, tax advice, and state, federal, and international tax consultation.

(4)  Fees for products and services other than Audit Fees, Audit-Related Fees and Tax Fees.

The Audit Committee has concluded that the provision of the non-audit services listed above (currently no such services) is compatible with maintaining the independence of Grant Thornton LLP.

COMPENSATION

Director Compensation

The Company compensates its non-employee directors using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees, stock options, and restricted stock grants. Directors who are Company employees receive no additional compensation for serving on the Board.

Cash Compensation

In fiscal year 2020, all non-employee directors received a $36,000 annual retainer and $2,000 per Board meeting fee. All retainers were paid monthly, and meeting fees were paid as incurred. Non-employee directors serving in specified committee positions also received the following additional cash compensation:

•$6,000 Chair of the Audit Committee;

•$6,000 Chair of the Compensation Committee;

•$6,000 Chair of the Nominating Committee; and

•$1,500 per-meeting fee for all committee members.

Equity Ownership Policy for Non-employee Directors

All non-employee directors are required to acquire and maintain ownership of company shares of stock equal to not less than six times their annual cash retainer.  Unvested stock awards do not count in the calculation.  This level must be reached in a time period of not more than five years from date of election to the Board.  Ownership in excess of the minimum amount is highly encouraged.

Equity Compensation

In addition to cash compensation, all non-employee directors receive annual stock grants, which can take the form of stock options or restricted stock units. Stock option and restricted stock grants typically vest ratably over four years and three years, respectively. Options are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, new non-employee Board members, upon their initial election, receive either a grant of stock options or restricted stock.

During fiscal year 2011, the Board adopted a policy of value-defined equity awards for all non-employee directors.  Each non-employee director received an award in fiscal year 2020 capped at approximately $50,000 (subject to rounding) in the form of restricted stock, vesting over a 3 year period, 1/3 each year.  The Nominating Committee has revised these equity awards such that all directors who are 75 years or older will receive only one-third of this $50,000 amount and such stock will vest one year from date of grant.

The following table sets forth the information regarding compensation earned by the Company’s non-employee directors during the year ended February 29, 2020:

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive	Deferred
	in Cash	Awards	Awards	Plan	Compensation	All Other
Directors' Name	($)	($) (1)	($)	Compensation	Earnings	Compensation	Total
John R. Blind	$53,000	$49,998	$-	$-	$-	$-	$102,998
Frank D. Bracken	$51,500	$16,659	$-	$-	$-	$-	$68,159
Barbara T. Clemens	$30,000	$40,240	$-	$-	$-	$-	$70,240
Godfrey M. Long, Jr.	$60,500	$16,659	$-	$-	$-	$-	$77,159
Gary S. Mozina	$34,500	$40,240	$-	$-	$-	$-	$74,740
Troy L. Priddy	$53,000	$49,998	$-	$-	$-	$-	$102,998
Alejandro Quiroz	$54,500	$49,998	$-	$-	$-	$-	$104,498
Michael J. Schaefer	$57,500	$49,998	$-	$-	$-	$-	$107,498
James C. Taylor (2)	$20,000	$-	$-	$-	$-	$-	$20,000

(1)

Amounts represent the aggregate grant-date fair value for stock awards granted in the applicable year.  The assumptions used to calculate these values are set forth in Note 12 to our consolidated financial statements, which are included in our Annual Report.  Presented below is the grant-date fair value of each stock award granted in fiscal year 2020 and the aggregate number of stock and option awards outstanding on February 29, 2020. No option awards were granted during fiscal year 2020.

(2)	Mr. Taylor did not stand for re-election to the Board at the 2019 Annual Meeting.

The following table sets forth the information regarding stock awards granted during and outstanding as of February 29, 2020, with respect to the Company’s non-employee directors:

		Restricted Stock	Grant	Total Stock	Total Option
	Date of	Units	Date Fair	Awards	Awards
Directors' Name	Grant	Awarded	Value	Outstanding	Outstanding
John R. Blind	7/18/2019	2,485	$49,998	5,039	-
Frank D. Bracken	7/18/2019	828	$16,659	1,852	-
Barbara T. Clemens	7/18/2019	2,000	$40,240	2,000	-
Godfrey M. Long, Jr.	7/18/2019	828	$16,659	1,852	-
Gary S. Mozina	7/18/2019	2,000	$40,240	2,000	-
Troy L. Priddy	7/18/2019	2,485	$49,998	3,819	-
Alejandro Quiroz	7/18/2019	2,485	$49,998	5,039	-
Michael J. Schaefer	7/18/2019	2,485	$49,998	5,039	-

Executive Compensation

Compensation Discussion and Analysis

The following section describes our compensation structure and programs for our executive officers who are named in the Summary Compensation Table below (our “named executive officers” or “NEOs”).  The discussion primarily focuses on the compensation elements and decisions during our fiscal year ended February 29, 2020. We address why we believe the elements of our program are right for our Company and our shareholders, and we explain how compensation is determined.  The Company had four named executive officers for fiscal year 2020.

The following chart is a summary of our significant compensation practices.

We do	We don't
> Pay base salaries commensurate for long service/highly qualified NEOs	> Allow the pledging/hedging of our stock by the NEOs

> Place a significant portion of our NEOs total compensation at risk. 69% of our CEOs compensation was at risk for 2020	> Re-price/re-issue or extend the expiration date on underwater stock option awards granted to our NEOs

> Have significant stock ownership requirements for our NEOs	> Alter/revise predetermined performance metrics for our NEOs after they have been approved by the Board

> Have limited perquisites	> Rely solely on consultant "benchmarking" for making compensation decisions on our NEOs

> Base variable pay on achievement of predetermined performance goals	> Provide medical to our NEOs above those provided to our other employees

> Have employment agreements with our NEOs (limited to one year)	> Encourage excess risk taking by our NEOs

Executive Summary

Our Annual Report documents the various factors that most significantly impacted our businesses last year. Therefore, we will confine our discussion in this segment to the conclusions and actions of the Compensation Committee this last year and refer you to our Annual Report for a more comprehensive discussion of such factors.

Our results this fiscal year continued to show improvement over the prior fiscal year, from both a sales and earnings metric.  Our sales for the current fiscal year were $438.4 million, an increase of 9.4% over our prior year sales of $400.8 million.  Our net earnings and diluted earnings per share for current year were $38.3 million, and $1.47, as compared to $37.4 million and $1.45 for the prior year. We believe our executives continue to successfully manage the various aspects instrumental to the continued success of our business, as evidenced by our operational performance and leading industry position.  As such, we are committed to pay for performance as well as measurable results.  While we have the option to recognize and have done so in the past, on a discretionary basis, exceptional management contributions, the Compensation Committee has elected to pay both non-equity incentive bonuses and long-term incentive (“LTI”) awards strictly by the formula calculations according to the measureable results achieved.

The Compensation Committee considered the initial impact of COVID-19 (more commonly known as the Coronavirus) on our employees and business and determined that the salaries of our NEOs, at least initially, would remain at their current levels and no contributions would be made to the NEOs supplemental retirement accounts for fiscal year 2021.

We continue to use the formula adopted in 2012 to award LTI equity that is tied to the achievement of pre-established targets for revenue, return on capital and profit.  Each of the targets carries a weighted value and each executive has a weighted percentage achievable.  The Compensation Committee feels strongly that when the incremental goals of the Company are met or exceeded our shareholders are rewarded and the alignment is enhanced as our NEOs gain additional equity in the Company.  This equity alignment with shareholders is demonstrated by the Company’s Total Shareholder Return (TSR), which ranks at the 70th percentile of its peer group for the past three years and at the 94th percentile in the current year.  The LTI awards are made annually but vest over a period of three years.  This past year the awards were restricted stock grants determined as mentioned above.  The NEOs are required to meet or exceed minimum stock ownership guidelines as follows: 4 x base salary for Mr. Walters, 2.5 x base salary for Mr. Magill, 2.0 x base salary for Mr. Travis and Mr. Graham.  Thus, while the Company does not have a holding or retention policy for exercised options or stock awards, the requirement that NEOs reach and maintain a level of stock ownership at multiples of their base salary accomplishes the same objective.  All NEOs currently exceed the minimum ownership requirements as stipulated above.

At the 2019 Annual Meeting, for the first time ever, the Company did not receive a majority of votes entitled to be cast on the advisory vote to approve the compensation of Ennis’s NEOs, also known as “say-on-pay.”  The Board believes the failure of the vote to pass was due largely to the recommendation of Institutional Shareholder Services (“ISS”), an outside proxy advisory firm, which advised the Company’s institutional shareholders to vote against the Company’s executive compensation program.  ISS made this negative recommendation even though Glass Lewis recommended that the Company’s shareholders vote to approve the say-on-pay proposal at the 2019 Annual Meeting.

The Board disagreed with ISS’s recommendation and many aspects of its underlying rationale; therefore, on July 9, 2019, shortly following publication of ISS’s recommendation and prior to the 2019 Annual Meeting, the Company filed additional proxy materials with the SEC describing the basis for certain compensation components in more detail and disputing certain aspects of ISS’s report.  The Company mailed copies of the additional proxy materials to its 25 largest shareholders.

Even though the Board disagreed with ISS, the Board has been responsive to ISS concerns.  On May 15, 2019, the Company amended the executive contracts with Messrs. Magill, Graham and Travis to eliminate tax gross-up provisions and to replace modified single trigger change-in-control severance provisions with double trigger change-in-control severance provisions.  Additionally, the Company offered to hold meetings with its 25 largest shareholders to discuss any concerns they had with the Company's compensation programs and ISS’s report.  The Board also reviewed its practice of granting time-based equity awards, and as described more fully on pages 31 and 35, the Board determined that these time-based awards are aligned with the interests of the Company's shareholders because these awards are granted only if the executives satisfied the performance goals of the prior year; stated another way, the equity awards are performance based and granted in arrears.

For fiscal year 2020, the metrics used to determine our long-term incentive (“LTI”) performance awards were modified so that the benchmarks are higher than the results that were achieved in the prior 2019 fiscal year.  Additionally, we removed two companies from, and added seven companies to, our peer group, in an effort to better assess our compensation program against companies that are situated most similarly to us.

When evaluating our executive compensation program for fiscal year 2020, and when assessing ISS’s prior recommendation regarding our executive compensation program for fiscal year 2019, we believe the following considerations should be taken into account.

•

We are in a declining sales industry because our products are being replaced by digital technology.  Therefore, our primary operational goal is to improve earnings and profits and generate cash flow.  We use cash to minimize the need for debt, to make acquisitions, to maintain and improve our dividends and, when appropriate, to repurchase shares.  Our gross profit margin continues to be one of the highest in the print industry, averaging 30.3% over the last 5 years. We have no long-term debt, and our balance sheet is strong.  During fiscal year 2020, our earnings from continuing operations increased 2.3% year-over-year, our sales increased 9.4% year-over-year and our total shareholder return ranked in the 94th percentile of our peer group. We have higher margins, significantly less debt, and a better EBITDA percentage than most, if not all, of our competitors in the print industry.  Despite these positive metrics, the bonuses and long-term incentive awards as determined by our executive compensation program for fiscal year 2020 were 37% lower as compared to the 2019 fiscal year.

•

The benchmarks applied to the metrics that are used to determine our LTI performance awards for fiscal year 2020 have been increased and are higher than the results for these metrics that were achieved in fiscal year 2019.  We believe that this promotes improved performance by our executives year-over-year.  Further, while the initial determination of an LTI award is based on the current year’s performance, each award vests ratably over three years; because departure of an executive before vesting may result in forfeiture of earned but unvested awards, the vesting schedule promotes executive retention and therefore is an important element of our LTI performance awards.

Finally, the Board notes that, while the metrics used to determine our LTI performance awards are the same metrics used to determine our short-term performance awards, the same performance criteria for awards has been used for the previous ten years (during which time all say-on-pay proposals have been approved, other than at the 2019 Annual Meeting).

•

We consistently review and adjust our peer group from time to time in an effort to better assess our compensation program against companies that are situated most similarly to us.  In selecting the Company’s peer group for fiscal year 2020, the Compensation Committee reviewed the peer groups selected by ISS and Glass Lewis, proxy advisory firms, and Equilar, an independent leading provider of board intelligence solutions.  Particular emphasis was placed on companies that are in our particular industry or in an industry closely related to our industry, as we believe it would be inappropriate to judge our executive compensation program against companies that are in dissimilar industries (for example, service companies, technology companies or furniture manufacturing companies).  The Compensation Committee also took into account each prospective peer’s size, particularly its revenues, net income, market cap and employee count, when determining which companies to include in the final peer group.  We do not benchmark against certain larger public printing companies due to either the magnitude of their sales or limited comparability from an operating standpoint.

Last year, due to the size of the quoted fee, the Board declined a request from ISS for it to be hired by the Company to review the proxy statement and make recommendations.  However, because the Board believes having a strong dialogue with its shareholders is important towards creating shareholder value, the Company did engage Georgeson, a firm that specializes in shareholder engagement, to further enhance the Company’s shareholder outreach efforts, including communications regarding this say-on-pay proposal for this year.  It is also expected that the Board and management will participate in shareholder outreach regarding this say-on-pay proposal.

We continue to look for ways to heighten our awareness of inherent risk in the businesses.  Several years ago, we introduced the practice of members of the Compensation Committee attending the “Business Planning” process, where each operating unit presents their business plan for the year.  There was at least one member of the Compensation Committee in attendance at every presentation again this year as well as the Chairman of the Audit Committee.  The plans presented regarding the individual operating units are a significant factor by which we measure their performance and determine awards.  It is vital that our directors have a good understanding of the basic assumptions underlying the business plan to adequately assess the risks and tasks inherent to the business and the overall financial plan for the Company.

We have concluded our compensation programs pose no material risk to the Company. We considered various factors in arriving at this conclusion, such as:

➢	Whether our compensation programs were well balanced between short-term and long-term incentives, well defined and had reasonably capped incentive metrics;
➢	Our ability to timely recognize and access actions outside the Company’s conservative organizational and cultural framework; and
➢

Our ability to readily access the competitiveness of our compensation programs and their individual components (i.e., compensation elements, stock ownership, etc.) in relation to our peer group and overall industry standards.

In addition, we reviewed the incentive compensation programs of the non-NEOs and made sure they too did not pose any material risk to the Company.

The Board routinely monitors changes in regulations regarding executive compensation and is committed to adhering to the requirements provided by any changes in the rules of the SEC or other applicable regulatory body.

We believe with the access to databases, substantial literature availability, access to legal direction, educational seminars and Webinars, and information available on the internet, we have ample information to make informed judgments concerning executive compensation.

While we do use a defined peer group to validate our competitiveness, we do not rely solely on “benchmarking.”  Our philosophy is to provide a base pay that is better than median compared to our peer group but nonetheless appropriate given the skills, achievements, experience, and leadership demonstrated by our NEOs.  Our NEOs are highly experienced, and the Company has been financially and operationally successful under their leadership.  We have adopted a view toward assessing not only results, but overall performance in managing and navigating the numerous conditions and unique circumstances relating to our business environment.

The Compensation Committee met two times during the last fiscal year, with and without the presence of the CEO. The CEO provided assessment on individual performance of all NEOs except himself. The CEO provided insight and detail on the various segments of business activity during the course of the year.

Overview

Who is responsible for determining the compensation of executive officers?

The Compensation Committee determines compensation for all executive officers, including NEOs. The Compensation Committee consists entirely of independent directors who are determined by the Nominating Committee. The Compensation Committee reviews the performance of the Company, assesses the performance of the individuals, and retains the services of an independent consulting firm from time-to-time to obtain “best practice” advice, as well as research of compensation plans for comparable executives within the manufacturing industry, specifically the printing sector.  We currently do not retain the services of any compensation consulting firm.

The ability of the Compensation Committee members to judge performance effectively is enhanced by the exposure they get to Ennis’s operations as members of our Board. The Board participates in regular updates on our business priorities, strategies, and results through attendance at regularly scheduled Board meetings. The independent directors participate in frequent interviews with all key executives during the course of the year and have frequent interaction with and open access to all executive officers and other members of our management team. This provides considerable opportunity to ask questions and assess the performance of individual executives and the Company. The CEO provides regular input relating to the performance of individual executives and is invited to attend portions of most Compensation Committee meetings.

What are the objectives of our compensation program for executive officers and what is it designed to reward?

The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the Company and their individual contributions toward successful Company results. While the design and structuring of our executive compensation program is performance based and will ultimately include a larger “at risk” percentage of overall compensation, we do not believe it encourages excessive risk-taking. We believe the combination of compensation elements in the program provides the NEOs with the appropriate incentives to create long-term value for our shareholders by taking thoughtful and prudent actions to properly manage the Company for the ultimate benefit of all stakeholders. The compensation program is based on the following principles:

1.	Pay for performance — pay better than the market median for performance that is superior to competitors.
2.

Provide rewards that motivate NEOs to think and act in the best interest of our shareholders and insure they consider themselves a meaningful part of that group.  We believe stock ownership is the most appropriate element of encouraging NEOs to make sound long-term decisions ultimately benefitting all shareholders.  NEOs are strongly encouraged to retain all stock awards received and historically have done so.

The Compensation Committee judges performance based on three specific measures: revenue, income and return on capital and subjectively the individual’s overall contribution in reaching company objectives during the year and relative performance in relation to peers. In order to evaluate the individual’s overall contribution, each executive, including the CEO, is evaluated during the year for their leadership, initiative, response to internal and external challenges, and other subjective elements of executive management requirements.  The Compensation Committee considers and assesses the Company’s progress in key strategic areas such as new markets served and acquisitions and the executive’s contribution in these key areas.  Acquisitions or divestitures require a substantial amount of expertise, time, and effort, over and above the normal demands of an executive position. It is particularly important to the committee that most work required and effort associated with these endeavors is accomplished in-house, saving the Company a substantial amount of money. During fiscal year 2020, our management team completed the acquisitions of Integrated Print and Graphics and The Flesh Company and in the prior fiscal year completed the acquisitions of Allen Bailey Tag and Label and Wright Business Graphics. Following the completion of an acquisition, which in itself can take much time and effort, considerable work is required of our management team to assure that the acquisition is properly integrated so that the anticipated cost savings can be realized.  While we believe there still are significant savings to be achieved through further system integrations at all these acquisitions, the overall performance of these acquisitions during fiscal year 2020 was substantially better than their prior performance.  The Compensation Committee believes that the low purchase multiples paid for these businesses minimizes financial risk, which has allowed the Company to generate more cash with less reliance on debt to fund the acquisitions. The Company’s lack of debt and solid cash position have positioned the Company to have the strongest balance sheet in the printing industry. Given the impact that the COVID-19 Pandemic is having on the U.S. economy at this time, the Company is well positioned from a financial risk perspective.

What are the elements of our executive compensation?

Our executive compensation consists of four basic elements:

1.	Cash compensation, consisting of base salary and performance bonus.
2.	Long-term compensation awarded as equity, consisting generally of stock options and restricted stock units.
3.	Basic Company benefits, consisting of standard benefits as offered to other employees, including retirement benefits, health and life insurance.
4.	Perquisites, consisting of an auto allowance, the opportunity to defer cash compensation, supplemental retirement contributions, and company-paid supplemental life insurance.

Why do we choose to pay each element and how do we decide how much to pay or include as compensation?

We believe the combination of cash compensation and long-term equity compensation creates the right balance between performance, reward, retention and promotion of shareholders’ interests.

The Compensation Committee determines the combination and amount of each of these elements when setting the levels of our executive’s compensation. Executive compensation is reviewed annually at the first quarterly Board meeting following the conclusion of our fiscal year. From time-to-time, the Compensation Committee may meet to consider any off-cycle changes that it deems appropriate because of changes in job responsibility or regulatory requirements.

The specifics of each element are as follows:

Cash Compensation

Cash compensation is a combination of base salary and performance bonus. Our objective is to deliver total cash compensation that reflects the Company’s performance, as well as the executive’s individual contribution to that performance. If the Company and individual perform better than competitors, the goal is to deliver total cash compensation that is generally above the market median. If performance is below expectation, the total cash compensation will be generally below the market median.

Base Salary — This is the least variable form of compensation intended to compensate the executive officers for the job duties assigned. The Company generally pays base salaries between the median and 85th percentile of the market for officers performing comparable jobs as indicated by market studies performed by outside independent consultants previously hired by and reporting only to the Compensation Committee. A search utilizing our subscription data base was also performed.  The base salary of executive officers can vary depending on the individual’s qualifications, experience, and performance and is at the Compensation Committee’s discretion.

The Compensation Committee determines the target range for executive positions by gathering specific information about base salaries and total cash compensation for similar positions in the relevant study category as specified by the Compensation Committee. The relevant study category typically includes matching positions at manufacturing companies within our industry and other companies of a similar size. This information is available and compiled from various sources including a leading independent subscription data base.  The Compensation Committee may or may not adjust base salaries based upon its analysis of the study data and performance. A summary of this analysis and relevant information is included in the Discussion of Performance and Compensation Committee Actions for Fiscal year 2020, section of this Proxy Statement.

Performance Bonuses — This element is variable and depends upon the Company’s performance and the executive officers’ contribution toward that performance. The Compensation Committee has full discretion to determine the participation in, and the allocation of, any developed bonus pool for the NEOs.

The Annual Performance Bonus Plan is designed to reward executives for the attainment of Company performance measures. Each executive is assigned a percentage of base salary eligibility for reaching targeted performance. A threshold is established at 85% of targeted performance before a bonus is considered. Executives are eligible for up to 200% of their assigned target percentage should targeted goals be reached or exceed 115%. These percentages are based upon the Compensation Committee’s determination of level of responsibility. The current percentages of base salary eligibility for the NEOs are:

	Threshold		Maximum
Executives' Name	85% of Target	Target	115% of Target
Keith S. Walters	40%	80%	160%
Richard L. Travis, Jr.	28%	55%	110%
Michael D. Magill	28%	55%	110%
Ronald M. Graham	23%	45%	90%

For fiscal year 2020, a bonus pool was generated based upon these percentages if predetermined goals are met in the areas of the following metrics: profit before bonus, return on capital and sales. These are weighted by importance at 40% profit, 40% return on capital and 20% sales growth.  The individual’s maximum % as indicated above is limited at the overall bonus level.  Therefore, an individual may get more than the indicated maximum % at the individual metric level, but not in total. The business plan is presented to the Board for approval after review and analysis, to assure that the plan meets or exceeds strategic objectives for the year. Profit before bonus as used in the calculation is equal to our net earnings before the after tax impact of all bonus awards. Return on capital is computed by dividing our profit by our average shareholders’ equity during the fiscal year.

When the year-end audited financials are available, the bonus pool is finalized by management and presented to the Compensation Committee. The Compensation Committee analyzes the performance of the Company against the predetermined goals to determine the possible bonus to be awarded.  The individual performance of executive officers is evaluated to determine if any discretionary adjustments may be required. The Compensation Committee arrives at its own conclusions as to the level of bonus awards.  For fiscal year 2020, the committee determined that the bonus awards were to be made strictly by formula with no discretionary adjustments. The committee presents the recommendations to the Board for discussion and approval.  Only independent directors vote on the final awards.

Discretionary adjustments may be awarded to executives for exceptional performance that was not anticipated by the business plan used in establishing the annual performance goals. Examples of such exceptional performance are the successful acquisition or sale of a business, better than normal stock performance, etc. during the previous year.  The independent directors have the sole authority in determining and awarding any discretionary bonus.  A summary and discussion of committee actions on performance bonuses is included in the Discussion of Performance and Compensation Committee Actions for Fiscal year 2020, section of this Proxy Statement.

Equity Awards

Equity awards for our NEOs have been granted from our 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on June 30, 2011, formerly the 1998 Option and Restricted Stock Plan amended and restated as of May 14, 2008 (the “LTI Plan”). The LTI Plan, as approved by shareholders on June 30, 2011, grants the Compensation Committee full discretion as to the vesting provisions for options and restricted stock. All previously granted awards are disclosed in the Outstanding Equity Awards at Fiscal Year End table on page 47 of this Proxy Statement.

When granted, equity awards are meant to align the interests of NEOs with our shareholders, and to motivate our executive officers to increase, and reward them for increasing, the shareholder value of the Company over the long term. The LTI Plan, as approved by shareholders, initially allocated 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock grants, stock appreciation rights, restricted unit grants, phantom stock options or other incentive awards. This was increased by 1,000,000 shares at the June 30, 2011 Annual Meeting.  The Compensation Committee determines eligible employees, the timing of options and award grants, the number of shares granted, vesting schedules, option prices and duration, and other terms of any stock options and other awards. Under the provisions of the Company’s Insider Trading Policy, short-term trading of the Company’s securities, short sales, publically traded options, hedging of the Company’s stock and Company securities being held in margin accounts or pledged are all strictly prohibited.

We also believe that long-term incentive awards are a key element in retaining key individuals. The committee believes it is important to retain a strong, capable executive team that has aligned interests with the Company’s shareholders. To further promote alignment of interests with shareholders, the Compensation Committee has recommended guidelines for executive stock ownership in connection with our Corporate Governance Guidelines. The CEO is required to own shares equal to 4X’s his base salary, the Executive Vice President is required to own shares equal to 2.5X’s his base salary, and the remaining two NEO’s are required to own shares equal to 2.0X’s their base salary. These ownership requirements are for the entire duration of their position as an NEO. Additionally, the Company has an Insider Trading Policy, which prohibits directors and officers from engaging in hedging or pledging activities related to the stock of the Company. The types of equity awards available for grant under the LTI Plan include:

Incentive Stock Options — Each stock option represents the right to purchase a specified number of shares of common stock at the set exercise price subject to the terms of an option agreement. The exercise price is the fair market value of the Company’s stock on the day the Compensation Committee grants the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of the stock. Any increase in the value of the stock benefits all our shareholders, which aligns executive and shareholder interests. These options generally vest ratably over three to five years and have a term of ten years.  The Compensation Committee will not reprice previously issued Stock Options, nor cancel existing options and re-issue at lower strike prices.

Non-Qualified Stock Options — This type of option is similar to the Incentive Stock Option and is typically used only when Incentive Stock Options are limited by the LTI Plan or IRS limitations.

Restricted Stock Grants — The Compensation Committee can also grant awards of restricted stock to the executive officers. Previous and current grants of Restricted Stock are made after the attainment of definitive financial goals and objectives established in the previous year and approved by the Compensation Committee.  Any granted shares are typically granted with a restrictive vesting schedule, which renders the shares subject to substantial risk of forfeiture if or when an executive terminates employment prior to vesting. The stock is granted at the fair market value of the Company’s stock on the day the Compensation Committee awards the grant. The recipient of a grant is entitled to dividends on the shares beginning on the grant date. These grants typically vest ratably at 33 1/3 percent per year.

There are additional methods of rendering stock value to recipients under the terms of the shareholder-approved LTI Plan including, stock appreciation rights, phantom stock options and dividend equivalent rights. The Compensation Committee has determined that these methods will not be used at this time.

The Compensation Committee has been aware of the tax implications associated with restricted stock grants to individual NEOs given our ownership guidelines and preference for the shares to be owned and not sold.  As such, and given the remaining NEOs current ownership levels, the Compensation Committee decided the pay-out of the LTI awards for fiscal year 2020 would be determined as follows: the LTI amount determined (“LTI Amount”) times 65% divided by the closing price of the Company’s common stock which will be issued in restricted stock subject to normal vesting guidelines and the LTI Amount times 35% will be paid in cash (65% and 35%, respectively, for fiscal year 2019).  The cash payout portion is to occur no later than June 30th of each year, which will used by the NEOs to pay the taxes on their vested restricted stock grants.  The Compensation Committee awarded no stock options this year.

Perquisites

The fourth basic element of compensation for the NEOs is perquisites. The NEOs typically enjoy the same benefits as all salaried employees; however, the Compensation Committee has determined that our current NEOs will receive an auto allowance as follows:

Executives' Name
Mr. Walters	$12,000	Annually
Mr. Travis	$8,000	Annually
Mr. Magill	$8,000	Annually
Mr. Graham	$8,000	Annually

Other Benefits

Retirement Plans

All NEOs participate in the Pension Plan for the Employees of Ennis, Inc. (the “Pension Plan”). This is a Company-funded defined benefit plan which promises a certain benefit to the eligible NEOs upon normal retirement.  “Normal retirement” is defined as the first day of the month of the latter of an NEO’s 65th birthday or the fifth anniversary of participation if hired after age 60. This does not imply mandatory retirement at age 65. The Pension Plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, years of service and reaching a normal retirement age of 65.

The Internal Revenue Code of 1986, as amended, limits the maximum annual compensation covered by the Pension Plan. The limit for 2020 is $285,000. This limitation as well as the limitation on highly compensated participants in the Ennis 401(k) Plan, significantly limits the retirement benefit for the NEOs. A supplemental executive retirement plan (“SERP”) under the Ennis Deferred Compensation Plan was established to offset some of the retirement benefits lost due to the imposed limitations.  The Board did not approve any contributions to be made to the SERP for our NEOs for fiscal year 2021.  While no grants were approved for fiscal year 2021, future grants may be necessary to bring the NEOs benefits closer to planned levels.

The NEOs were granted the following non-qualified deferred benefits during fiscal year 2020.

Executives' Name	Supplemental Retirement Benefit	Deferred 401(k) Match (non- qualified)
Mr. Walters	$115,000	$3,500
Mr. Travis	$24,000	$4,096
Mr. Magill	$25,000	$-
Mr. Graham	$20,000	$3,477

All of the NEOs were eligible to participate in the Ennis 401(k) Plan, which is a qualified plan that allows all employees of the Company to save up to allowed limits on a before tax basis. The NEOs did not receive any matching Company contributions under the qualified plan.

The NEOs receive an annual non-qualified match of 25% limited to $5,000 for savings in the Ennis 401(k) Plan. The match would accumulate in the Company’s Deferred Compensation Plan.

In addition, all NEOs are eligible to defer cash compensation under the Ennis Deferred Compensation Plan, which is a non-qualified plan that allows NEOs to defer up to 50% of their base salary and up to 100% of their bonus.  Election is made annually, and once made it can only be changed in compliance with Section 409A of the Internal Revenue Code.  The Plan also permits the Company to make supplemental retirement contributions from time to time.  Amounts contributed are fully vested and non-forfeitable.  The amounts are invested in a selection of mutual funds administered by a Trustee as directed by the participant and at the sole discretion of the Compensation Committee.  Distributions from the plan will be in compliance with code section 409A, as amended.  The amounts contributed by the Company for the NEOs for fiscal year 2020 are indicated in the above table.  See also the table - Nonqualified Contribution and Deferred Compensation in Last Fiscal Year on page 48 for amounts the NEOs deferred under the plan.

The following NEO receives paid supplemental term life insurance in the following benefit amounts:

Executives' Name
Mr. Travis	$500,000

The Company’s contribution paid for this benefit is imputed as income to the executive and the named executive does not receive a tax gross-up for this benefit.

In 2011, the Compensation Committee established company stock ownership guidelines coverings its executive officers. The guidelines currently are as follows:

Multiple
Executives' Name	of Base Salary
Mr. Walters	4.0 X
Mr. Magill	2.5 X
Mr. Travis	2.0 X
Mr. Graham	2.0 X

It is the expectation that each executive officer will reach and maintain this minimum level of ownership commitment within the later of five years from the adoption of this guideline or five years from the date of their appointment as an executive officer.  The Company does not have a retention policy for its stock options after exercise or restricted stock after vesting. But since each of its executive offices must attain and maintain the stock ownership commitment outlined above during their tenure as executive officers, it accomplishes the same result as a retention policy.  All NEOs met the minimum level of ownership commitment several years ago.

Employment Agreements

The Compensation Committee has determined that it is in the best interests of the Company and its shareholders to enter into employment agreements with each of the NEOs (the “Employment Agreements”). The current Employment Agreements have initial terms ranging from approximately one year to approximately three years, beginning December 19, 2008, and are automatically extended on a year-to-year basis after the initial term unless notification of non-renewal is given 60 days in advance of the Employment Agreement’s then-current expiration date. The Employment Agreements are referenced as exhibits to our Annual Report. We entered into these agreements to ensure the retention of covered executives and provide encouragement to perform their roles for an extended period of time with focus on annual and multiple-year objectives. In 2017 the Employment Agreements for Messrs. Magill, Travis and Graham were rewritten to reduce the multiple from 2.5X’s to 2.0X’s of base salary and previous year’s bonus and Additional Cash Award (“ACA”) cash award payment as a severance in a change-in-control situation. Other than a few administrative changes all other terms remained the same. Mr. Walters 2008 Agreement was left as is and was not amended. After discussions with several shareholders, who felt that the new agreements with the NEO’s did not reflect current pay practices, the Board amended the Employment Agreements with the three NEO’s to require a double trigger mechanism for a change in control situation, and eliminate the Tax Gross-up provisions in all three of the new agreements signed in 2017. The Board felt it was in the best interests of our shareholders to make such changes.  These were the two principal issues which caused ISS to issue its recommendation to vote against the “Say on Pay” provision for the July 17, 2018 Annual Meeting of Shareholders.  The Amendments to the Amended and Restated Employment Agreements for these three NEO’s were filed as exhibits 10.1, 10.2 and 10.3 to the Company’s Form 8-K filed with the Commission on May 16, 2019.

The Employment Agreements establish the beginning base salary; eligibility for bonuses, benefits, and perquisites; and certain non-compete, non-solicitation, and confidentiality covenants that protect the Company during and after the employment term.

Compensation upon termination is outlined in the Employment Agreements and described in detail below. If one of the NEOs is terminated without cause or within a certain period of time after a change of control (two years for Mr. Walters and one year for all others), or if the executive terminates the Employment Agreement for “good reason,” as defined therein, then the executive would receive a multiple of current base salary and the prior year’s bonus as set forth in the following table.

	Without Cause	With Cause	Change of Control
Executives' Name	(base salary + bonus)	(base salary)	(base salary + bonus)
Mr. Walters	1X	0	2.99 X
Mr. Travis	1X	0	2.00 X
Mr. Magill	1X	0	2.00 X
Mr. Graham	1X	0	2.00 X

In addition to these cash severance amounts, the NEO would be eligible for continuation of basic employee group benefits if terminated without cause or upon a change of control-triggering event, or resigns for good reason. The executive’s qualified plan benefits would also vest and he would be eligible to receive either pay or reimbursement for employee costs and expenses for outplacement services, as is customary and reasonable in the Dallas, Texas area for the executive’s level of responsibility. The basic benefit continuation period is three months for all NEOs.

Definitions for Types of Termination Summarized from Employment Agreements.

Termination by the Company includes termination at death, total disability of 90 days or more in any 12-month period or in retirement. There would be no requirement for severance payment for these reasons.

Termination for cause is defined to mean:

(i)

conduct by the executive constituting a material act of willful misconduct in connection with the performance of duties, including, without limitation, violations of the Company’s policies on sexual harassment, ethics, or any other policies then in effect;  misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or other willful misconduct that is below normal industry standards, as determined in the sole discretion of the Company;

(ii)

continued willful and deliberate non-performance by executive of his duties where non-performance continues for more than ten days following written notice of such non-performance, unless ten days’ notice would be futile in correcting issues related to non-performance;

(iii)

the executive refuses or fails to follow lawful directives and such refusal or failure has continued for more than ten days following written notice, unless the ten days’ notice would be futile in correcting issues related to non-performance;

(iv)

any criminal or civil conviction of the executive, a plea of nolo contendere, or other conduct by the executive that has resulted in or would result in material injury to the reputation of the Company, including, without limitation, conviction for fraud, theft, embezzlement or crime involving moral turpitude;

(v)	a material breach by the executive of any of the provisions of the Employment Agreement;
(vi)	alcohol/drug addiction and failure by the executive to successfully complete a recovery program; or
(vii)	intentional wrongful disclosure of confidential information of the Company or engaging in wrongful competitive activity with the Company.

Termination without cause is defined, generally, as any termination of the executive’s employment by the Company for any reason other than those specified above prior to the end of the term of the Employment Agreement.

Termination by executive. The executive can terminate his employment for good reason as defined below and after providing thirty days’ written notice to the Company.  Good reason means any of the following:

(i)	a material diminution in Executive’s Base Salary or total compensation (as in effect at the time);
(ii)	a material, adverse change in Executive’s title, authority, duties, or responsibilities from those applicable to Executive as of the Effect Date;
(iii)	a relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from Midlothian, Texas;
(iv)	a material breach by Company of any written agreement with Company, including this Agreement;
(v)

the failure of any successor to Company to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place; and

(vi)	a material adverse change in the reporting structure applicable to Executive.

Severance Payment After Change of Control

If any NEO is terminated within 90 days prior to, or within a certain period of time after, a change of control as defined by the Employment Agreements (two years for Mr. Walters and one year for all others), the executive will be entitled to a severance payment paid pursuant to 409A of the Internal Revenue Code, and immediate vesting of benefits and long-term incentive awards and options. The value of these payments and benefits is set forth in the Potential Payments upon Termination or Change in Control section of this Proxy Statement.

Excepting the CEO, all other NEO’s, pursuant to the May 15, 2019 amendment to their executive agreements, are only eligible for a severance under the change in control provisions, if they are terminated without cause by the employer, or for “good reason” by the executive as defined above. Thus the “double trigger” requires a change in control of Ennis, Inc., and not any other affiliate, and termination by the Company without cause or the executive for “good reason”.

Under the terms of the current Employment Agreement, only  the CEO under the 2008 Agreement is entitled to a “tax gross-up” in connection with a termination and severance as a result of change of control. If the executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to the Employment Agreement, the Company shall pay to the executive an amount equal to the amount of any such taxes imposed or to be imposed on the executive. In addition the Company will “gross-up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the executive as a result of this gross-up payment. None of the other NEO’s have a tax gross-up provision under their amended employment agreements dated May 15, 2019.  It was however, extremely unlikely that with the multiple reduction from 2.5X to 2.0X, in their previous contracts, that any NEO other than the CEO would ever have had a gross-up amount under Section 4999 of the Code.  In any case with the 2019 amendment to the other NEO’s contracts this is no longer an issue to address.  The amount of the gross-up payments for the CEO will be determined by a nationally recognized accounting firm selected by the Company.

Discussion of Performance and Compensation Committee Actions for Fiscal year 2020

The Compensation Committee met two times during fiscal year 2020 for the purpose of considering overall compensation for the NEOs of the Company. At those meetings, the members discussed and considered each officer’s performance and relative contribution toward the performance of the Company during the fiscal year. The Compensation Committee concluded all officers performed well considering varied demands.  Acquisitions were executed solely through the efforts and expertise of our top and mid-level executives.  The committee also discussed the bonus generated for the fiscal year and the performance factors that contributed to the pool. There were discussions about the competitive positioning for the year, the NEO’s 2019-2020 total compensation and all respective elements of such compensation.  The Compensation Committee again elected to forgo the retention of an outside compensation consultant firm, consistent with the past several years.  The committee believes that, with its access to one of the leading data bases, substantial literature availability, access to legal direction, educational seminars and Webinars, and other information that is publicly available, we have ample resources to make informed judgments concerning executive compensation.

The Compensation Committee compared the NEOs’ compensation elements to those of direct competitors and similar sized general industrial companies. The industry peers used in our most recent study were: Innerworkings, Inc., CSS Industries, Inc., Deluxe Corporation, Viad Corporation, Neenah, Inc., ARC Document Solutions, Inc., P.H. Glatfelter Company, Harte-Hanks, Inc., and newly added this year, Clearwater Paper Corporation, Schweitzer-Mauduit International, Inc., Matthews International Corporation, Delta Apparel, Inc., Columbus McKinnon Corporation, Alamo Group, Inc. and Kimball International, Inc.  In selecting the Company’s peer group for fiscal year 2020, the Compensation Committee reviewed the peer groups selected by Glass Lewis and ISS, proxy advisory firms, and Equilar an independent leading provider of board intelligence solutions.  Particular emphasis was placed on companies that are in our particular industry or in an industry closely related to our industry.  The Compensation Committee also took into account each prospective peer’s revenues, net income, market cap and employee count, among other factors, when determining which companies to include in the final peer group.  For fiscal year 2020, the committee added seven companies to its peer group (as listed above) and removed two companies (Multi-Color, due to it no longer being a public company and Federal Signal Corporation, due to incompatibility of size).

The following charts show the performance of the Company in comparison to its peer group.  This information was extracted from a brief to the Board dated March 3, 2020 prepared by Equilar, an independent leading provider of board intelligence solutions.

	TSR (1)
Peer Name	1 Year	3 Year
Alamo Group, Inc.	-31.1%	14.7%
ARC Document Solutions, Inc.	-19.6%	-22.6%
Clearwater Paper Corporation	-46.3%	-18.8%
Columbus McKinnon Corporation	-3.6%	30.2%
CSS Industries, Inc.	-75.0%	-37.5%
Delta Apparel, Inc.	31.1%	13.0%
Deluxe Corporation	-48.4%	-8.3%
Harte Hanks, Inc.	-74.5%	-53.4%
Innerworkings, Inc.	-62.7%	-20.7%
Kimball International, Inc.	9.8%	16.9%
Matthews International Corporation	-26.0%	-14.8%
Neenah, Inc.	-33.2%	0.5%
P.H. Glatfelter Company	-52.1%	-15.4%
Schweitzer-Mauduit International, Inc.	-41.0%	-10.5%
Viad Corporation	-8.9%	22.0%

Average of Group	-32.1%	-7.0%

Ennis, Inc.	12.6%	9.9%
Ennis, Inc. quartile ranking	93.7%	69.6%

(1) TSR = Total Shareholder Return

The graph below matches our cumulative 5-year total shareholder return on common stock with the cumulative total returns of the S&P 500 Index and the Russell 2000 Index.  The graph tracks the performance of a $100 investment in our common stock and in each of the indexes (with the reinvestment of all dividends) from February 28, 2015 to February 29, 2020.

	2015	2016	2017	2018	2019	2020
Ennis, Inc.	$100.00	$147.47	$137.68	$171.90	$195.21	$193.42
S&P 500	100.00	93.81	117.24	137.29	143.71	155.49
Russell 2000	100.00	85.03	115.73	127.89	135.03	128.38

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

The Company commissioned peer-group NEO salary survey study dated March 3, 2020 prepared by Equilar, an independent leading provider of board intelligence solutions, comparing current NEOs base salaries as presented in the following table to its peer group.

Executives' Name	Base Salary	75th Percentile	90th percentile
Mr. Walters	$971,752	$900,700	$961,600
Mr. Travis	$411,863	$498,000	$527,300
Mr. Magill	$533,419	$527,000	$615,500
Mr. Graham	$310,774	$318,200	$375,000

The Compensation Committee reviewed and considered the operating performance of the Company relative to the competitors and determined that, while the Company performed significantly better than its direct competitors during the past year, it would freeze the NEOs base salaries at the current levels given the uncertain current operating environment due to COVID-19, as illustrated on the following chart.

Executives' Name	From	To	%
Mr. Walters	$971,752	$971,752	0.0%
Mr. Travis	$411,863	$411,863	0.0%
Mr. Magill	$533,419	$533,419	0.0%
Mr. Graham	$310,774	$310,774	0.0%

The Compensation Committee reviewed and considered the performance of the Company relative to the goals established in the annual incentive plan in order to determine the appropriate annual incentive awards for the NEOs.

For the year ending February 29, 2020, performance bonus targets based upon annual business plans were included as part of the annual planning process. Each operational division of the Company submitted its business plans to the executive officers of the Company for review. This review included the consideration of the market circumstances, material cost, operational challenges and the appropriate level of task. All of the divisional plans and corporate expenses were combined to determine the overall business plan for the Company. The sales, profit before bonus and return on capital were determined and recommended by executive management as the targets for the business year. After review and discussion the Board adjusted or approved the performance bonus targets. The result is established as the business plan for the year with predetermined targets for sales, profit before bonus, and return on capital. The performance bonus targets for the year ended February 29, 2020 were:

Sales	$427,374,000
Profit before bonus	$41,549,000
Return on capital before bonus	14.10%

Reaching these targets would result in the generation of 100% bonus pool for the NEOs. The Compensation Committee evaluates the performance of the individual NEOs and determines the amount of bonus to be awarded from the bonus pool.  For the year ended February 29, 2020, the following performance was achieved:

Sales	$438,412,000
Profit before bonus	$39,993,000
Return on capital before bonus	13.70%

Based on the results for the fiscal year, the following achieved multiple percentage results were obtained:

		Walters	Travis/Magill	Graham
	% of Target	Achieved Multiple %	Achieved Multiple %	Achieved Multiple %
Sales	102.6%	93.8%	64.5%	52.7%
Profit before bonus	96.1%	59.3%	40.7%	33.3%
Return on capital	96.8%	64.9%	44.6%	36.5%

Based on the business plan achieved results and the achievement of individual goals, the following percentages were earned by each named executive officer for the fiscal year:

					NEO's	Calculated
Executives'	Sales	Profit	ROC	Total %	Base Salary	Bonus
Name	(20%)	(40%)	(40%)	A	B	A x B (1)
Mr. Walters	18.8%	23.7%	25.0%	68.4%	$971,752	$664,735
Mr. Travis	12.9%	16.3%	17.8%	47.0%	$411,863	$193,695
Mr. Magill	12.9%	16.3%	17.8%	47.0%	$533,419	$250,862
Mr. Graham	10.5%	13.3%	14.6%	38.5%	$310,774	$119,580

Indicated percentages in the table under the respective categories are derived by taking the indicated percentages for each category times corresponding Achieved Multiple Percentage (table above).

(1) Some slight differences may be noted due to rounding.

Based on the achievement, the Compensation Committee recommended, and the Board approved, incentive plan bonuses for the NEOs as of April 17, 2020 as follows:

Executives' Name	Formula-based	Discretionary	Total
Mr. Walters	$664,735	-	$664,735
Mr. Travis	$193,695	-	$193,695
Mr. Magill	$250,862	-	$250,862
Mr. Graham	$119,580	-	$119,580

In addition to any base salary adjustments and incentive plan bonus payments, the Compensation Committee determined to grant the following stock awards to the NEOs based on the attainment of their financial goals for 2020.  These grants are made by the Compensation Committee under the terms of the LTI Plan. Both the non-qualified options and restricted stock grants vest 1/3 annually commencing on the first anniversary date of grant. No options were granted for fiscal year 2020.  All restricted stock grants were priced based on the closing market price of the Company’s stock on April 17, 2020 ($17.23).

Executives' Name	Weight % (1)	Plan Achievement (2)	2020 Base Salary	Value of LTI Stock Awarded (3)	Current % of Stock Ownership requirement attained	Restricted Stock Grant (4)	Additional Cash Award (5)
Mr. Walters	105%	68.4%	$971,752	$697,972	100%	26,331	$244,276
Mr. Travis	55%	47%	$411,863	$106,532	100%	4,019	$37,274
Mr. Magill	60%	47%	$533,419	$150,517	100%	5,679	$52,685
Mr. Graham	55%	38.5%	$310,774	$65,769	100%	2,482	$23,014

(1)	Individual NEO’s percentage of salary opportunity at 100% goal achievement for LTI stock awards.

(2)	Plan Achievement percentage is the “Total %” column in the previous table.

(3)	The value of LTI stock to be awarded is derived by taking the NEO’s base salary times the plan achievement % times the weight %.

(4)

The amount of restricted stock grants to be awarded is derived by taking the value of the LTI stock to be awarded times the stock ownership requirement attained divided by the closing market price of the Company’s stock on the date of grant times 65%.

(5)

The amount of the ACA to be given is derived by taking the balance of the LTI Stock Award to be granted after deducting the value of restricted stock grants. The ACA is to be paid out in calendar year 2020, but no later than June 30th of each year, and is contingent upon the executive’s continued employment through such payout date. The award to be given is meant to help alleviate some of the executive’s tax burden associated with the vesting of restricted stock grants, which helps facilitate the continued ownership of the stock awards granted to our NEOs.

(6)	The annual maximum value of LTI equity awards are as follows:

Executives' Name
Mr. Walters	1.68 x Salary
Mr. Magill	0.66 x Salary
Mr. Travis	0.61 x Salary
Mr. Graham	0.50 x Salary

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2020 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2020 and its Annual Report.

THE ENNIS, INC. COMPENSATION COMMITTEE

Alejandro Quiroz, Chairman

John R. Blind

Barbara T. Clemens

Summary Compensation Table

The following table sets forth, for the fiscal year ended February 29, 2020, compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer, and the other two executive officers.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
				Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	Bonus	(1)	(2)	(3)	(4)	(5)	Total
Keith S. Walters	2020	$971,752	$-	$1,101,338	$-	$664,735	$272,897	$130,500	$3,141,222
Chairman of the Board,	2019	$943,449	$-	$1,443,371	$-	$1,048,893	$189,266	$215,250	$3,840,229
President and Chief	2018	$915,970	$-	$743,685	$-	$1,374,639	$156,498	$215,250	$3,406,042
Executive Officer

Richard L. Travis, Jr.	2020	$411,863	$-	$168,098	$-	$193,695	$172,200	$37,811	$983,667
Vice President - Finance, Chief	2019	$399,867	$-	$220,303	$-	$305,634	$76,670	$49,696	$1,052,170
Financial Officer and Treasurer	2018	$388,220	$-	$113,670	$-	$400,551	$64,027	$73,597	$1,040,065

Michael D. Magill	2020	$533,419	$-	$237,503	$-	$250,862	$134,861	$33,000	$1,189,645
Executive Vice President	2019	$517,883	$-	$311,261	$-	$395,838	$58,330	$48,000	$1,331,312
and Secretary	2018	$502,799	$-	$160,539	$-	$518,770	$45,433	$108,000	$1,335,541

Ronald M. Graham	2020	$310,774	$-	$103,778	$-	$119,580	$205,859	$31,477	$771,468
Vice President - Administration	2019	$301,722	$-	$136,007	$-	$188,687	$82,803	$41,379	$750,598
	2018	$292,934	$-	$70,261	$-	$247,286	$96,757	$54,301	$761,539

(1)

The amounts in this column represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, of restricted stock units granted during fiscal year 2020, 2019, and 2018.  All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting.  The assumptions used to calculate these values are set forth in Note 12 to our consolidated financial statements, which are included in our Annual Report.  Also included is the ACA awards declared on April 18, 2019, and paid prior to June 30, 2019 in the following amounts:  Mr. Walters - $385,467, Mr. Travis - $58,833, Mr. Magill - $83,116, and Mr. Graham - $36,315.  The award given is meant to help alleviate some of the executive’s tax burden associated with the vesting of restricted stock grants, which helps facilitate the continued ownership of the stock awards granted to our NEOs.

(2)

The amounts in this column reflect the aggregate grant date fair value, computed in accordance with ASC Topic 718, for awards of stock options granted during the fiscal years ended 2020, 2019, and 2018. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period.  The assumptions used to calculate these values are set forth in Note 12 to our consolidated financial statements, which are included in our Annual Report.

(3)	The amounts in this column were awarded under the Company’s Bonus Plan (the “Bonus Plan”) based on results achieved (see page 43 of this Proxy Statement for further details).

(4)

The actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan using the actuarial process specified by the Pension Plan. For NEOs who leave and have not completed five years’ vesting service, amounts assume vesting in all cases and retirement at age 65.  In addition, the earnings on Company contributions in the Deferred Compensation Plan are reflected in the column. The Company contributions are invested in an array of mutual funds held in a Rabbi Trust. The investment returns are consistent with the type of funds available for retirement funds and are similar to the funds available in the Company’s 401(k) Plan. Mr. Walters also has 20,000 share units of phantom stock in the Company Deferred Compensation Plan. The amount in this column for Mr. Walters also includes the change in value and dividends accrued during this year.

(5)	Information regarding the amount included in this column is as follows:
	Company	Perquisites
	Contribution	and Other
	to Benefit	Personal
Executives' Name	Plans (a)	Benefits (b)	Other (c)	Total
Keith S. Walters	$118,500	$12,000	$-	$130,500
Richard L. Travis, Jr.	$28,096	$8,000	$1,715	$37,811
Michael D. Magill	$25,000	$8,000	$-	$33,000
Ronald M. Graham	$23,477	$8,000	$-	$31,477

(a)

The contributions made to the Ennis Deferred Compensation Plan for supplemental retirement benefits. The amounts are awarded by the Compensation Committee on an annual basis. The actual contribution was $115,000 for Mr. Walters; $24,000 for Mr. Travis; $25,000 for Mr. Magill; and $20,000 for Mr. Graham.  In addition, each of the NEOs was eligible for an additional 25% match to any savings in the Company’s 401(k) Plan. The match contributions were: Mr. Walters, $3,500; Mr. Travis, $4,096; Mr. Magill, $0; and Mr. Graham, $3,477.

(b)	The amount received by the NEOs for auto allowance.

(c)	The amount paid for supplemental executive life insurance premiums paid during this fiscal year for Mr. Travis.

Grants of Plan-Based Awards

The following table provides information on restricted stock grants and ACA contingent awards to the NEOs received during fiscal year ended February 29, 2020.

Executives' Name	Date of Grant	Number of Shares Awarded (1)	Grant Date Fair Value of Restricted Stock Awards (2)	Additional Cash Award (3)	Total Value of LTI Awards
Keith S. Walters	04/18/2019	34,921	$715,871	$385,467	$1,101,338
Richard L. Travis, Jr.	04/18/2019	5,330	$109,265	$58,833	$168,098
Michael D. Magill	04/18/2019	7,531	$154,387	$83,116	$237,503
Ronald M. Graham	04/18/2019	3,291	$67,463	$36,315	$103,778

(1)	The restricted stock grants vest in equal installments on successive anniversaries over three years. The restricted stock grants are awarded as part of the LTI Program.

(2)

The “Grant Date Fair Value of Restricted Stock Awards” is based on the closing market price of the common stock ($20.50 at April 18, 2019) times the number of shares awarded.  For the value of these grants as of February 29, 2020,  see the following table.

(3)

The Board approved, upon recommendation by the Compensation Committee, to help alleviate some of each executive’s tax burden associated with the vesting of restricted stock and to promote continued ownership of stock awarded, a percentage of the total value of LTI awards to be granted to the NEOs be awarded in cash, the Additional Cash Award or ACA.  This percentage was set at 35% for the awards granted on April 18, 2019.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock held by the current NEOs as of February 29, 2020.

	Option Awards (1)					Stock Awards (2)
						Stock Awards
						Number	Market
						of	Value of
		Number of	Number of			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Stock Awards	Stocks That
	Date of	Unexercised	Unexercised	Option	Option	That	Have
	Option	Options	Options	Exercise	Expiration	Have Not	Not
Executives' Name	Grant	Exercisable	Unexercisable	Price	Date	Vested	Vested (3)
Keith S. Walters	4/21/2017	-	-	-	-	12,167	$244,557
	4/20/2018	-	-	-	-	33,100	$665,310
	4/18/2019	-	-	-	-	34,921	$701,912
Richard L. Travis, Jr.	4/21/2017	-	-	-	-	1,860	$37,386
	4/20/2018	-	-	-	-	5,052	$101,545
	4/18/2019	-	-	-	-	5,330	$107,133
Michael D. Magill	4/21/2017	-	-	-	-	2,627	$52,803
	4/20/2018	-	-	-	-	7,138	$143,474
	4/18/2019	-	-	-	-	7,531	$151,373
Ronald M. Graham	4/21/2017	-	-	-	-	1,150	$23,115
	4/20/2018	-	-	-	-	3,119	$62,692
	4/18/2019	-	-	-	-	3,291	$66,149

(1)	The Board does not adjust the strike price on issued options due to market declines in the stock, nor do they cancel stock options and reissue like amounts of stock at lower market prices.

(2)	The awards of restricted stock granted vest in equal annual installments over three years.

(3)	Calculated using the NYSE closing price of $20.10 per share of common stock on February 29, 2020.

Option Exercises and Stock Vested

The following table provides information as to each of the NEOs information on exercises of stock options and the vesting of restricted stock awards during the fiscal year ended February 29, 2020, including: (i) the number of shares of common stock underlying options exercised; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of common stock received from the vesting of awards of restricted stock; and (iv) the aggregate dollar value realized upon such vesting, based on the vesting date of the restricted stock awards reflected in the table.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Executives' Name	Exercise (#)	Exercise ($) (2)	Vesting (#)	Vesting ($) (3)
Keith S. Walters	-	$-	39,397	$798,999
Richard L. Travis, Jr. (1)	61,590	$267,117	6,017	$122,029
Michael D. Magill	-	$-	8,501	$172,406
Ronald M. Graham	-	$-	3,710	$75,244

(1)	Mr. Travis exchanged 48,375 shares of Common Stock for 61,590 shares of Common Stock. The value of the shares being exchanged was used to acquire the 61,590 shares being exercised.

(2)	The amount realized equals the difference between the fair market value of common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(3)	The amount realized is based on the market value of the stock at date of vesting.

Pension Benefits

We have a noncontributory retirement plan that covers approximately 16% of our employees. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of 65. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However, due to restrictions imposed by the Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $210,000. Future years’ maximum can be increased for inflation (for 2020, the maximum is $285,000).

The following table shows the present value, as of February 29, 2020, of the benefits of the NEOs under the Pension Plan.

			Change in
			Present Value
		Number of	of Accumulated	Present Value	Payments
		Years Credited	Benefit During	of Accumulated	During
Executives' Name	Plan	Service (1)	the Year	Benefit (2)	Fiscal 2019
Keith S. Walters	Ennis, Inc. DB Pension Plan	22.5	$200,768	$1,110,548	$-
Richard L. Travis, Jr.	Ennis, Inc. DB Pension Plan	14.1	$156,836	$646,492	$-
Michael D. Magill	Ennis, Inc. DB Pension Plan	16.2	$118,758	$672,445	$-
Ronald M. Graham	Ennis, Inc. DB Pension Plan	22.0	$193,043	$1,089,217	$-

(1)

Credited service began on the date the NEO became eligible to participate in the plan. Participation began on January 1 following the year of employment. Accordingly, each of the NEOs has been employed by Ennis for longer than the years of credited service shown above.

(2)

The assumptions and valuation methods used to calculate the present value of the Accumulated Pension Benefits shown are the same as those used by the Company for financial reporting purposes and are described in Note 13 to Ennis Annual Report.

Nonqualified Contribution and Deferred Compensation in Last Fiscal Year

The following table shows the information about the contributions and earnings, if any, credited to the accounts maintained by the NEOs under nonqualified contribution and deferred compensation agreements, any withdrawals or distributions from the accounts during fiscal year 2020, and the account balances on February 29, 2020.

	Aggregate	Executive	Registrant	Aggregate		Aggregate
	Balance at	Contribution	Contribution	Earnings (loss)	Aggregate	Balance at
	March 1,	in Fiscal	in Fiscal	in Fiscal	Withdrawals/	February 29,
Executives' Name	2019	Year 2020 (1)	Year 2020 (2)	Year 2020 (3)	Distribution	2020
Keith S. Walters	$8,177,480	$101,538	$118,500	$140,702	$-	$8,538,220
Richard L. Travis, Jr.	$2,922,978	$95,000	$28,096	$56,825	$-	$3,102,899
Michael D. Magill	$878,110	$-	$25,000	$16,963	$-	$920,073
Ronald M. Graham	$877,699	$47,172	$23,477	$17,883	$-	$966,231

(1)

The NEOs are able to defer a percentage of their salary and bonus upon voluntary elections made by them into the Ennis Deferred Compensation Plan. The amounts indicated represent the portions so deferred by each NEO last fiscal year. The amounts indicated have been included in the salary column of the Summary Compensation Table on page 45 of this Proxy Statement.

(2)

Amounts represent contributions made by the Company for fiscal year 2020 to the Ennis Deferred Compensation Plan for Supplemental Retirement Benefits. The amounts are awarded each year by the Compensation Committee. In addition, amounts indicated include the Company’s 401(k) Plan match of the following amounts:  Mr. Walters, $3,500; Mr. Travis, $4,096; Mr. Magill, $0; and Mr. Graham, $3,477.  Amounts indicated have been included in the “All Other Compensation” column of the Summary Compensation Table on page 45 of this Proxy Statement.

(3)

Amounts representing earnings on Company contributions during the year for each NEO as follows: $72,129, $15,364, $16,103, and $12,816 for Mr. Walters, Mr. Travis, Mr. Magill, and Mr. Graham, respectively, have been included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 45 of this Proxy Statement.  Included in this amount for Mr. Walters is a loss of $4,000 during the year on his 20,000 shares of phantom stock.

Potential Payments upon Termination or Change in Control

The following tables summarize the estimated payments to be made under certain circumstances to each NEO as more completely described in the Employment Agreements section in the Compensation Disclosure and Analysis of this Proxy Statement. For the purposes of the quantitative disclosure in the following tables, and accordance with SEC regulations, we have assumed that the termination took place on February 29, 2020, the last day of the most recently completed fiscal year.

The following table describes payments that would be required to each of our NEOs in the event of a “Change in Control” as defined by the Employment Agreements.

	CHANGE IN CONTROL
		Group
	Salary/	Benefit			Deferred
	Bonus/	Plans	Other	Pension	Compensation	Equity
Executives' Name	ACA Awards (1)	Continuation (2)	Benefits (3)	Benefits	(4)	Awards (5)	Total
Keith S. Walters	$7,194,275	$5,719	$1,591,091	$1,110,548	$8,538,220	$1,611,779	$20,051,632
Richard L. Travis, Jr.	$1,552,657	$2,253	$20,000	$646,492	$3,102,899	$246,064	$5,570,365
Michael D. Magill	$2,024,746	$5,719	$20,000	$672,445	$920,073	$347,650	$3,990,633
Ronald M. Graham	$1,071,552	$5,719	$20,000	$1,089,217	$966,231	$151,956	$3,304,675

(1)

Amounts indicated in the table are as of February 29, 2020.  When termination is a result of change in control as defined in Employment Agreements for the CEO,  and qualifies for change in control, plus termination without cause by employer or termination by executive for “good reason” for the other NEO’s, severance payment is equal to 2.99 times Mr. Walters’ base salary and prior year’s (fiscal year 2019) bonus and ACA awards.  All other NEOs would receive amounts equal to 2.0 times their base salary and prior year’s (fiscal year 2019) bonus and ACA awards.  All wages and salary, bonuses, fringe benefits, pension benefits and other deferred compensation arising out of the employment relationship are treated as compensation.  Transfers of stock options and stock grants are also treated as compensation payments.  If current salary and prior year’s (fiscal year 2020) bonuses and ACA awards were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows:  Mr. Walters, $5,623,000; Mr. Travis, $1,286,000; Mr. Magill, $1,674,000; and Mr. Graham, $907,000.

(2)	All NEOs would receive three months of continued group benefits.

(3)	All NEOs would receive up to $20,000 toward outplacement services.

(4)

Aggregate account value as of February 29, 2020. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 48 of this Proxy Statement include the amounts shown in this column.

(5)

Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the common stock as of February 29, 2020 ($20.10), multiplied by the number of such options as of February 29, 2020, plus (ii) the outstanding stock grants as of February 29, 2020, multiplied by the closing price of the common stock.

Under the terms of Mr. Walter’s employment agreement, he is entitled to a “tax gross-up” in connection with a termination and severance in connection with a change in control.  If Mr. Walters becomes subject to taxes of any state, local, or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then in addition to any other benefits provided under or pursuant to the Employment Agreement, the Company shall pay to Mr. Walters an amount equal to the amount of any such taxes imposed or to be imposed on the CEO.  In addition, the Company will “gross-up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by Mr. Walters as a result of this gross-up payment. Included in the Other Benefits column above for Mr. Walters is a “tax gross-up” payment of approximately $1.6 million.  If Mr. Walters current year’s salary, bonus and ACA awards were used the “tax gross-up” amount would be approximately $1.2 million.

The following table describes payments that would be required to each of our NEOs in the event of a termination “Without Cause,” as defined by the Employment Agreements.

	WITHOUT CAUSE
		Group
	Salary/	Benefit
	Bonus/	Plans	Other	Pension	Deferred	Equity
Executives' Name	ACA Awards (1)	Continuation (2)	Benefits (3)	Benefits	Compensation (4)	Awards (5)	Total
Keith S. Walters	$2,406,112	$5,719	$20,000	$1,110,548	$8,538,220	$1,611,779	$13,692,378
Richard L. Travis, Jr.	$776,329	$2,253	$20,000	$646,492	$3,102,899	$246,064	$4,794,037
Michael D. Magill	$1,012,373	$5,719	$20,000	$672,445	$920,073	$347,650	$2,978,260
Ronald M. Graham	$535,776	$5,719	$20,000	$1,089,217	$966,231	$151,956	$2,768,899

(1)

Amounts indicated in the above table are as of February 29, 2020. When a termination is “Without Cause,” as defined by the Employment Agreements, the severance amounts would be calculated as follows: 1.0 times fiscal year 2020 base salary and prior year’s (fiscal year 2019) bonus and ACA awards.  If current salary and prior year’s (fiscal year 2020) bonuses and ACA awards were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows:  Mr. Walters, $1,881,000; Mr. Travis, $643,000; Mr. Magill, $837,000; and Mr. Graham, $453,000.

(2)	All NEOs would receive three months of continued group benefits.

(3)	All NEOs would receive up to $20,000 toward outplacement services.

(4)

Aggregate account value as of February 29, 2020. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 48 of this Proxy Statement include the amounts shown in this column.

(5)

Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the common stock as of February 29, 2020 ($20.10), multiplied by the number of such options as of February 29, 2020, plus (ii) the outstanding restricted stock grants as of February 29, 2020, multiplied by the closing price of the common stock.

The following table describes payments that would be required to each of our NEOs in the event of a termination “With Cause,” as defined by the Employment Agreements.

	WITH CAUSE
		Group
	Salary/	Benefit			Deferred
	Bonus/	Plans	Other	Pension	Compensation	Equity
Executives' Name	ACA Awards	Continuation	Benefits	Benefits	Compensation (1)	Awards (2)	Total
Keith S. Walters	$-	$-	$-	$1,110,548	$8,538,220	$-	$9,648,768
Richard L. Travis, Jr.	$-	$-	$-	$646,492	$3,102,899	$-	$3,749,391
Michael D. Magill	$-	$-	$-	$672,445	$920,073	$-	$1,592,518
Ronald M. Graham	$-	$-	$-	$1,089,217	$966,231	$-	$2,055,448

(1)

Aggregate account value as of February 29, 2020. The amounts shown in the Nonqualified Contribution and Deferred Compensation in Last Fiscal Year table on page 48 of this Proxy Statement include the amounts shown in this column.

(2)

Calculated as the difference between the exercise price of all vested in-the-money options and the closing price of the common stock as of February 29, 2020 ($20.10), multiplied by the number of such options as of February 29, 2020.

The following table describes payments that would be required to each of our NEOs in the event of a disability, or death termination as defined by the Employment Agreements.

	TERMINATION DUE TO DISABILITY		TERMINATION DUE TO DEATH
Executives' Name	Compensation	Benefits (1)	Benefits (2)
Keith S. Walters	$-	$-	$163,000
Richard L. Travis, Jr.	$-	$60,000	$750,000
Michael D. Magill	$-	$-	$163,000
Ronald M. Graham	$-	$-	$163,000

(1)	Reflects monthly long term disability benefits of $5,000 until the age of 65.

(2)

Each NEO’s benefits include basic life insurance benefits of $250,000, which is reduced by 35% upon the NEO reaching 65 years of age. The benefits of Mr. Travis include $500,000 non-qualified life insurance benefits.

CEO PAY RATIO

For the fiscal year ended February 29, 2020, the median annual total compensation of all employees of the Company (other than our CEO) was $48,891.  Based on this information and the reported total compensation as reported in the Summary Compensation Table for our CEO, the ratio of the total compensation of our CEO to the median annual total compensation of all employees was 64 to 1.

To identify the median employee, we conducted an analysis of our total employee population as of December 31, 2019, without the use of statistical sampling.  We determined our median employee using “total compensation” paid during the full year 2019.  Total compensation consisted of gross wages to include base wages, overtime, shift differential, incentives, paid time off and perquisites, as applicable. We did not annualize gross wages for employees who were not employed for the full year in 2019.  After selecting the median employee, we calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of our CEO, as reported in the “Summary Compensation Table” on page 45.  The annual total compensation of our CEO was $3,141,222.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K of the SEC using data and methodology summarized above.  The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio.  Accordingly, the pay ratio disclosed by other companies may not be comparable to our estimated pay ratio as disclosed above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

Equity Compensation Plan Table

The following table provides information about securities authorized for issuance under the Company’s equity compensation plan as of February 29, 2020.

Number of
securities
available for
future issuances
	Number of		under equity
	securities to be	Weighted	compensation
	issued upon	average	plans (excluding
	exercise of	exercise price	securities
	outstanding	of outstanding	reflected in
	options	options	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by the security holders (1)	143,926	$0.00	520,104
Equity compensation plans not approved by security holders	-	-	-
Total	143,926	$0.00	520,104

(1)	Refers to the LTI Plan. Includes grants of 143,926 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

See Executive Compensation – Employment Agreements section of this Proxy Statement for a description of Employment Agreements between us and our current NEOs.

During fiscal year 2020, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our named executives and directors, had or will have a direct or indirect material interest.  Any transaction involving a related party or a potential conflict of interest must be reviewed and approved by our Board prior to being entered into by the Company.

As previously disclosed, on March 16, 2019, the Company acquired the assets of Integrated Print & Graphics (“IPG”), which was wholly owned by Mr. Mozina, prior to him becoming  a director of the Company.  In connection with the purchase of IPG, the Company entered into a sourcing agreement with the Stevens Group LLC (“Stevens Group”), a distributorship located in Chicago, Illinois that is 70% owned by Mr. Mozina and his family.  The sourcing agreement has a four-year term and requires the Stevens Group to make minimum purchases of products from the Company of approximately $2.0 million per year.  The Company also leases certain facilities from Stevenson Road LLC, a real estate company that is 100% owned by Mr. Mozina and his family.  The lease has an initial term of three years and provides for rent of approximately $31 thousand per month. The rent rate is at current market rates in the Chicago area and was approved by the Board as part of the acquisition of IPG.

See Corporate Governance Matters – Code of Business Conduct & Ethics section of this Proxy Statement for a discussion of our policies and procedures related to conflicts of interest.

      See Corporate Governance Matters – Director Independence section of this Proxy Statement for a description of director independence.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership of the common stock with the SEC and the NYSE, and furnish the Company with copies of the forms filed. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 29, 2020, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.

OTHER MATTERS

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

DIRECTIONS TO ENNIS 2020 ANNUAL MEETING

If traveling from the North on I-35 East:

If on I-35E, travel South on US Hwy 287 (Ft. Worth exit), exit and take US Hwy 287 North toward Ft. Worth until you reach Midlothian (do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the North on US Hwy 67:

If traveling on US Hwy 67, travel South to Hwy 287 South (do not take 287 Business in Midlothian). Take Hwy 287 South and exit at FM 663/14th St., proceed to 14th St., and turn right. Follow 14th St. until you reach Mount Zion Rd. and turn left. Continue approximately one block to Community Circle and turn left. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the East:

If traveling from the East, take US Hwy 287 North until you reach Midlothian (do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the West:

If traveling from the West, take US Hwy 287 South until you reach Midlothian and take the FM 663/14th St. exit. Proceed to 14th St., turn right and continue to Mount Zion Rd. Turn left onto Mount Zion Rd. and proceed to Community Circle and turn left. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the South:

If traveling from the South, take I-35E and head North to US Hwy 287 North (Ft. Worth exit). Exit and take US Hwy 287 North until you reach Midlothian (do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

Midlothian to mansfield, grand prairie & arlington (hwy 67) to waxahachie (i-35E) FM 663 s.14th street 287 Midlothian pkwy. Community circle Communityconference centre mt. zion rd. n 2441 presidential parkway midlothian, texas 76065 www.ennis.com1

ENNIS OTE 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., (Central Time), on July 16, 2020. Online Go to www.envisionreports.com/EBF or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EBF Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - John R. Blind 02 - Barbara T. Clemens 03 - Michael J. Schaefer *Terms ending in 2022 2. Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2020. 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. For Against Abstain 3. To approve, by non-binding advisory vote, executive compensation. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 3 3 A M 4 1 9 1 0 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0324RA

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Ennis, Inc. Stockholders July 16, 2020, 10:00 a.m. CT Midlothian Conference Center One Community Circle, Midlothian, Texas 76065 Upon arrival, please present this admission ticket and photo identification at the registration desk. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Ennis, Inc. Annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/EBF Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EBF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ennis, Inc. Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — July 16, 2020 Keith S. Walters and Richard L. Travis, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Ennis, Inc. To be held on July 16, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below.

S

Ennis ote using a black ink pen, mark your votes with an x as shown in this example. Please do not write outside the designated areas. 2019 annual meeting proxy card if voting by mail, sign, detach and return the bottom portion in the enclosed envelope. Proposals — the board of directors recommend a vote for all the nominees listed a and for proposals 2 – 4. 1. Election of directors: for against abstain for against abstain for against abstain 01 - john r. Blind 02 - barbara t. Clemens 03 - michael j. Schaefer *terms ending in 2022 2. Ratification of grant thornton llp as our independent registered public accounting firm for fiscal year 2020. For against abstain 3. To approve, by non-binding advisory vote, executive compensation. For against abstain 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. B authorized signatures — this section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — please print date below. Signature 1 — please keep signature within the box. Signature 2 — please keep signature within the box.1 upx 419108 0324sa

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/EBF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ennis, Inc. Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — July 16, 2020 Keith S. Walters and Richard L. Travis, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Ennis, Inc. to be held on July 16, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)